SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                          Date of Report: June 14,1999


                              CHEMFAB CORPORATION
             (Exact name of registrant as specified in its charter)


        DELAWARE                         1-12767                 03-0221503
-------------------------------------------------------------------------------
(State or Other Jurisdiction     (Commission File Number)    (I.R.S. Employer
      of Incorporation)                                     Identification No.)




                           701 DANIEL WEBSTER HIGHWAY
                         MERRIMACK, NEW HAMPSHIRE 03054
                     Address of principal executive offices


       Registrant's telephone number, including area code: (603) 424-9000

ITEM 5. OTHER EVENTS

     On June 3, 1999, Chemfab Corporation ("Chemfab") and UroQuest Medical Corporation ("UroQuest") announced that they had entered into an Agreement and Plan of Merger, dated as of June 3, 1999, which sets forth the terms and conditions of the proposed merger of an indirect wholly-owned subsidiary of Chemfab with and into UroQuest pursuant to which UroQuest will become a wholly-owned subsidiary of Chemfab. A copy of the Agreement and Plan of Merger is included herein as Exhibit 2.1 and a copy of the press release of Chemfab is included as Exhibit 99.1. Such documents are incorporated by reference into this Item 5 and the foregoing description of such documents is qualified in its entirety by reference to such Exhibits.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)     Exhibits


2.1 Agreement and Plan of Merger, dated as of June 3, 1999, by and among Chemfab Corporation, UROK Acquisition Corp. and UroQuest Medical Corporation, including the Stockholder Voting Agreement and Certificate of Merger.


99.1 Press Release, dated June 3, 1999, announcing that Chemfab Corporation has signed a definitive agreement to acquire UroQuest Medical Corporation.

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                    CHEMFAB CORPORATION


Dated:  June 14, 1999              By:  /s/ Thomas C. Platt III
                                        ----------------------------------
                                        Name:  Thomas C. Platt III
                                        Title: Vice President - General
                                               Counsel and Administration,
                                               and Secretary

                                 EXHIBIT INDEX


Exhibit
Number      Description


2.1 Agreement and Plan of Merger, dated as of June 3, 1999, by and among Chemfab Corporation, UROK Acquisition Corp. and UroQuest Medical Corporation, including the Stockholder Voting Agreement and Certificate of Merger.


99.1 Press Release, dated June 3, 1999, announcing that Chemfab Corporation has signed a definitive agreement to acquire UroQuest Medical Corporation.

                                                                  EXHIBIT 2.1









                          AGREEMENT AND PLAN OF MERGER


                                  BY AND AMONG


                              CHEMFAB CORPORATION,


                            UROK ACQUISITION CORP.,


                       AND UROQUEST MEDICAL CORPORATION,

                               DATED JUNE 3, 1999

                               TABLE OF CONTENTS

                                                                         Page

AGREEMENT AND PLAN OF MERGER...............................................1

RECITALS...................................................................1

ARTICLE I..................................................................1
    THE MERGER.............................................................1
         1.1    The Merger.................................................1
         1.2    Effect of the Merger.......................................2
         1.3    Consummation of the Merger.................................2
         1.4    Charter; Bylaws; Directors and Officers....................2
         1.5    Conversion of Securities...................................2
         1.6    Calculation of Merger Consideration........................3
         1.7    Company Stock Options and Related Matters..................5
         1.8    Dissenting Shares..........................................5
         1.9    Exchange of Certificates...................................6
         1.10   Supplementary Action.......................................7

ARTICLE II.................................................................8

    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................8
         2.1    Organization and Qualification.............................8
         2.2    Certificate of Incorporation; Bylaws;
                  and Stock Transfer Records...............................9
         2.3    Capitalization of the Company..............................9
         2.4    Corporate Power, Authorization and Enforceability..........10
         2.5    No Conflict; Required Filings and Consents.................10
         2.6    SEC Reports; Financial Statements..........................11
         2.7    No Default.................................................11
         2.8    Compliance with Law........................................11
         2.9    Absence of Certain Changes.................................11
         2.10   No Undisclosed Liabilities.................................12
         2.11   Litigation.................................................12
         2.12   ERISA......................................................12
         2.13   Tax Returns and Reports....................................16
         2.14   Trademarks, Patents and Copyrights.........................17
         2.15   Proxy Statement............................................17
         2.16   Company Products; Regulations..............................18
         2.17   Brokers and Finders........................................18
         2.18   Material Agreements........................................19
         2.19   Year 2000 Compliance.......................................20
         2.20   Minute Books...............................................20

         2.21   Environmental Matters......................................20
         2.22   Insurance..................................................20
         2.23   State Takeover Laws........................................21
         2.24   Charter Provisions.........................................21
         2.25   Stockholders' Voting Agreements............................21
         2.26   Opinion of Financial Advisor...............................21
         2.27   Board Recommendation.......................................21
         2.28   Disclosure.................................................21

ARTICLE III................................................................21

    REPRESENTATIONS AND WARRANTIES OF PARENT
      AND PURCHASER........................................................21

         3.1    Organization and Qualification.............................21
         3.2    Corporate Power, Authorization and Enforceability..........22
         3.3    No Conflict; Required Filings and Consents.................22
         3.4    Available Funds............................................23
         3.5    Board Approval.............................................23
         3.6    Company Stock..............................................23
         3.7    Brokers and Finders........................................23
         3.8    No Litigation..............................................23

ARTICLE IV.................................................................23

    COVENANTS..............................................................23
         4.1    Conduct of Business by the Company.........................23
         4.2    Sale or Shutdown of Urology Division.......................26
         4.3    Access to Information; Confidentiality.....................27
         4.4    Proxy Statement............................................28
         4.5    Meeting of Stockholders of the Company.....................28
         4.6    No Solicitation by the Company.............................28
         4.7    Public Announcements.......................................30
         4.8    Notification of Certain Matters............................31
         4.9    Officers' and Directors' Indemnification; Insurance........31
         4.10   Benefit Plans..............................................33
         4.11   Additional Agreements......................................36
         4.12   Company Indebtedness.......................................36
         4.13   Other Actions by the Company...............................36
         4.14   Litigation Cooperation.....................................37
         4.15   Stock Options..............................................37
         4.16   Future Filings.............................................37
         4.17   Section 203 of the DGCL....................................38
         4.18   Company Actions Relating to Tax Matters....................38
         4.19   Environmental Testing and Accrual..........................38

ARTICLE V..................................................................40

    CONDITIONS OF MERGER...................................................40
         5.1    Conditions to the Obligations of Each Party to
                  Effect the Merger........................................40
         5.2    Conditions Precedent to Parent's and Purchaser's
                  Obligations..............................................40
         5.3    Conditions to Obligations of the Company...................41

ARTICLE VI.................................................................42

    TERMINATION, AMENDMENT AND WAIVER......................................42
         6.1    Termination................................................42
         6.2    Procedure and Effect of Termination........................43
         6.3    Fees and Expenses..........................................43
         6.4    Amendment..................................................43
         6.5    Waiver.....................................................44

ARTICLE VII................................................................44

    MISCELLANEOUS..........................................................44
         7.1    Severability...............................................44
         7.2    Notices....................................................44
         7.3    Headings...................................................45
         7.4    Representations and Warranties, etc. ......................45
         7.5    Miscellaneous..............................................45

                         AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this 3rd day of June, 1999, by and among CHEMFAB CORPORATION, a Delaware corporation ("Parent"), UROK ACQUISITION CORP., a Delaware corporation and a direct or indirect wholly-owned subsidiary of Parent ("Purchaser"), and UROQUEST MEDICAL CORPORATION, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, the Boards of Directors of Parent, Purchaser and the Company each deem it advisable and in the best interests of Parent, Purchaser and the Company and their respective stockholders, that Purchaser be merged with and into Company (the "Merger") upon the terms and subject to the conditions set forth herein and in accordance with the Delaware General Corporation Law (the "DGCL"). The Board of Directors of Parent and Purchaser and the stockholder of Purchaser have adopted this Agreement. The Board of Directors of Company has approved this Agreement and has resolved to recommend to the stockholders of the Company to vote in favor of this Agreement; and

     WHEREAS, substantially concurrently herewith and as a condition and inducement to Parent's willingness to enter into this Agreement, Parent and certain stockholders of the Company, who include certain of the directors and officers of the Company and its Subsidiaries (as defined below) and certain entities related to such directors and officers and who hold, in the aggregate, more than 48% of the outstanding shares of Common Stock, par value $.001, of the Company, are entering into Stockholder Agreements in the form of Exhibit A hereto (the "Stockholder Agreements").

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Parent, Purchaser and Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.3 hereof), in accordance with this Agreement and the DGCL, Purchaser shall be merged with and into Company, the separate existence of Purchaser (except as may be continued by operation of law) shall cease, and Company shall continue as the surviving corporation under the corporate name it possesses immediately prior to the Effective Time. Company after the Merger hereinafter sometimes is referred to as the "Surviving Corporation."

     1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of this Agreement and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the rights and property of Company and Purchaser (the "Constituent Corporations") shall vest in the Surviving Corporation, and all debts and liabilities of Company and Purchaser shall become the debts and liabilities of the Surviving Corporation.

     1.3 Consummation of the Merger. In the event of, and as soon as is practicable after, the satisfaction or waiver of the conditions set forth in
Article V hereof, the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of Delaware a Certificate of Merger in the form of Exhibit B (the time of confirmation of such filing or such later time as is specified in such Certificate of Merger being the "Effective Time"). Contemporaneous with the filing referred to in this Section 1.3, a closing (the "Closing") will be held at the offices of Bingham Dana LLP, 150 Federal Street, Boston, Massachusetts 02110 or at such other location as the parties may establish for the purpose of confirming all the foregoing. The date and the time of such Closing are referred to as the "Closing Date."

        1.4 Charter; Bylaws; Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, the Certificate of Incorporation and Bylaws of the Surviving Corporation shall be the Certificate of Incorporation and Bylaws of Company, as in effect immediately prior to the Effective Time, until thereafter amended as provided therein and under the DGCL. The directors of Purchaser immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

     1.5 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, Company, the Surviving Corporation or the holder of any of the following securities:

          (a) Each share of Common Stock, $.001 par value per share, of Company (the "Shares"), issued and outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 1.5(b) hereof and any Dissenting Shares (as hereinafter defined)), shall be cancelled and extinguished and be automatically converted into and become a right to receive the Per Share Merger Consideration (as defined in Section 1.6) upon surrender in the manner provided in Section 1.9, of the certificate that evidenced the Shares (the "Certificate").

          (b) Each Share which is issued and held in the treasury of Company immediately prior to the Effective Time or issued and outstanding and owned by Parent or any direct or indirect Subsidiary (as defined in Section 2.1) of Parent or Company, shall be cancelled and retired, and no payment shall be made with respect thereto.

          (c) Each share of Common Stock, par value $.001 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Common Stock, par value of $.001 per share, of the Surviving Corporation.

          (d) The holders of Dissenting Shares, if any, shall be entitled to payment for such Shares only to the extent permitted by and in accordance with the provisions of Section 262 of the DGCL; provided, however, that if, in accordance with such Section of the DGCL, any holder of Dissenting Shares shall forfeit such right to payment of the fair cash value of such Shares, such Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration provided in Section 1.5(a).

     1.6  Calculation of Merger Consideration.

     For the purposes of this Agreement:

          (a) The term "Per Share Merger Consideration" means an amount equal to the quotient obtained by dividing (i) $29,000,000 less the sum of (x) the Total Option Consideration, (y) the NOL Adjustment, if any, and (z) the Downward Net Current Asset Adjustment, if any, and plus the Upward Net Current Asset Adjustment, if any, by (ii) the total number of Shares outstanding at the Effective Time, including Shares issued immediately prior to the Effective Time pursuant to Section 1.7(a) or 1.7(c) but excluding Shares held in the treasury of the Company or held by any Subsidiary of the Company to be cancelled pursuant to Section 1.5(b) hereof, rounded upward to the nearest one one-hundredth of a cent.

          (b) The term "Total Option Consideration" means the total amount to be paid by the Company in cancellation and settlement of outstanding options, pursuant to Section 1.7.

          (c) The term "NOL Adjustment" means, in the event that the Company's cumulative net operating losses for federal income tax purposes ("NOLs") immediately prior to the Effective Time are less than $8,500,000, an amount equal to (x) $8,500,000 less the total amount of NOLs immediately prior to the Effective Time (with the difference referred to as the "Specified NOLs") times
(y) .34, and then discounted to the net present value as of the Effective Time, based on the Parent's reasonable estimate of when the Parent would have been able to use the Specified NOLs (after taking into account the limitations of Section 382 of the Internal Revenue Code of 1986, as amended, and any other applicable limitation and assuming the NOLs actually existing at the Effective Time are used first) and discounted from such time to the Effective Time at an annual rate of 5%. Any dispute regarding the amount of the NOLs existing immediately prior to the Effective Time or the calculation of the NOL Adjustment shall be resolved by a mutually acceptable independent accounting firm, which shall be instructed to complete its determination within ten (10) days and to make its determination consistent with the definition of NOL Adjustment set forth in this paragraph (c).

          (d) The term "Downward Net Current Asset Adjustment" means the amount, if any, by which the Net Current Assets (as defined below) as of the Effective Time are less than $5,603,000, determined as provided in (f) below.

          (e) The term "Upward Net Current Asset Adjustment" means the amount, if any, by which the Net Current Assets as of the Effective Time are greater than $6,403,000, determined as provided in (f) below.

          (f) The term "Net Current Assets" means (i) the Company's total current assets on a consolidated basis, determined in accordance with GAAP (as defined in Section 2.6), but excluding both any cash amounts held pursuant to the 1996 Employee Stock Purchase Plan (the "ESPP") and any cash to be provided by the Parent on or after the Closing Date to fund the termination of Options provided for in Sections 1.7 and 4.15, less (ii) the sum of, without duplication, (v) the Company's total current liabilities on a consolidated basis, determined in accordance with GAAP, (w) accruals through the Closing Date for all vacation and bonus liabilities (including the bonus liability referred to in Section 4.10(d)) of the Company and its Subsidiaries and the total short and long-term portions of the total amount of all Indebtedness (including the Indebtedness secured by mortgages on the Bivona real property in Gary, Indiana) of the Company and its Subsidiaries, in each case whether or not in accordance with GAAP, (x) the amount of the Environmental Accrual (as defined in Section 4.19), to the extent such Environmental Accrual exceeds $50,000, (y) the current unbilled but accrued expenses of the Company and its Subsidiaries, on a consolidated basis, and (z) the total out-of-pocket costs incurred and to be incurred by the Company and its Subsidiaries in connection with the negotiation and preparation of this Agreement and the transactions contemplated hereby including (i) investment banking fees and expenses, (ii) legal and accounting fees and expenses, (iii) financial printer expenses, (iv) SEC filing fees, (v) the cost of the insurance referred to in Section 4.9, (vi) the severance and other costs to be paid by the Company pursuant to Section 4.10(c) and any "gross up" or other amounts to be paid by the Company or any of its Subsidiaries in connection with any "excess parachute payments" referred to in Section 2.12(g), and (vii) any costs and expenses (including any legal fees and expenses and payments to be made pursuant to Section 1.8) to be paid or incurred by the Company or the Parent in connection with Dissenting Shares. If any such transaction costs are to be incurred after the Effective Time, then for purposes of this adjustment these costs will be based on an estimate to be prepared in a reasonable manner by the Company and agreed to by the Parent, with Parent's agreement to such estimate not to be unreasonably withheld. The Environmental Accrual will be determined as provided in Section 4.19 and
Section 5.1(d). The other amounts referred to in the definition of "Net Current Assets" will be based on a schedule prepared by the Company in a reasonable manner at least ten (10) days prior to the Effective Time. Thereafter the Parent and the Company and their representatives will meet to discuss, verify and agree on this estimate and update it to the Effective Time on a mutually agreeable basis. In verifying and agreeing on these estimates, both Parent and the Company will act in a reasonable manner.

     1.7  Company Stock Options and Related Matters.

          (a) Immediately prior to the Effective Time, each outstanding option (an "Option") to purchase Shares heretofore granted under the 1994 Stock Plan or any other employee or director stock option or compensation plan or arrangement of the Company, excluding the ESPP (collectively, the "Plans"), whether or not exercisable, shall be cancelled by the Company and each holder of a cancelled Option shall receive from the Surviving Corporation promptly after the Effective Time, in cancellation and settlement of such Option, a cash payment in an amount equal to the excess of the Per Share Merger Consideration over the per Share exercise price of such Option, if any, multiplied by the number of Shares covered by such Option (the "Option Settlement Amount"), subject to income tax withholding as required by applicable law. Prior to the Closing, Company will provide Parent with a listing of Options held by each optionee (including the date of grant, the number of shares issuable upon exercise of the Option, and the Option Settlement Amount to which the Optionee is entitled) certified by an executive officer of Company. In the event that any holder of an Option does not agree to a cash settlement of such holder's Options as provided above, the Company will permit such holder to exercise all of such Options during a 15-day period ending immediately prior to the Effective Time. Company shall not grant or amend any Option after the date hereof or commence any new offering periods under the ESPP after the date hereof.

          (b) Notwithstanding the foregoing, in the event that due to Section 16(b) of the Securities and Exchange Act of 1934, as amended, it is inadvisable to cancel any Option held by an officer or director of the Company, any such Option shall not be cancelled as described above; provided, however, that the Company or any such committee shall adopt such resolutions or take such other actions as are required to adjust the terms of each Option not adjusted and cancelled as contemplated by the immediately preceding section in order to provide that each such Option shall be cancelled, and the holder thereof shall be entitled to receive the Option Settlement Amount, not later than the Effective Time or, in the case of options designated by the Company in writing within one week after the date of this Agreement, six months and one day following the grant date of such Options.

          (c) The Board of Directors of Company (the "Board") shall take all actions necessary pursuant to the terms of the ESPP in order to shorten the Offering Periods (as defined in the ESPP) then in progress such that the Purchase Date (as defined in the ESPP) shall occur immediately prior to the Effective Time.

     1.8  Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, holders of Shares which are entitled to dissenter's rights in connection with the Merger under the DGCL (collectively, the "Dissenting Shares") shall not be converted into or represent the right to receive the Per Share Merger Consideration. Such stockholders shall be entitled to receive payment of the fair market value of such Shares held by them in accordance with the provisions of the DGCL, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to the payment of fair market value for such shares under the DGCL shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Per Share Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.9, of the certificate or certificates that formerly evidenced such Shares.

          (b) Company shall give Parent (i) prompt notice of any demand for payment of fair market value received by Company, the withdrawals of any such demand, and any other instrument served pursuant to the DGCL and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for payment of fair market value under the DGCL. Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for payment of fair market value or offer to settle or settle any such demands.

     1.9  Exchange of Certificates.

          (a) From and after the Effective Time, a bank or trust company to be designated by Parent (the "Exchange Agent") shall act as exchange agent in effecting the exchange of the Per Share Merger Consideration for Certificates which, prior to the Effective Time, represented Shares entitled to payment pursuant to Section 1.5 hereof. On or before the Effective Time, Parent or Purchaser shall deposit with the Exchange Agent the aggregate Per Share Merger Consideration (the "Deposit Amount") in trust for the benefit of the holders of Certificates. Pending distribution pursuant to this Section 1.9(a) of the Deposit Amount deposited with the Exchange Agent, Parent may direct the Exchange Agent to invest such Deposit Amount, provided that such investments
(i) shall be obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest rating from either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or bankers acceptances of commercial banks with capital exceeding $500,000,000 (collectively "Permitted Investments") or in money market funds which are invested solely in Permitted Investments and (ii) shall have maturities that will not prevent or delay payments to be made pursuant to this Section 1.9(a). Upon the surrender of each such Certificate and the issuance and delivery by the Exchange Agent of the Per Share Merger Consideration in exchange therefor, such Certificate shall forthwith be cancelled. Until so surrendered and exchanged, each such Certificate (other than Certificates representing Shares held by Parent or Company or any direct or indirect Subsidiary of Parent or Company and Dissenting Shares) shall represent solely the right to receive the Per Share Merger Consideration, without interest, multiplied by the number of Shares represented by such Certificate. Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates which immediately prior to the Effective Time represented Shares a form of letter of transmittal and instructions for use in surrendering such Certificates and receiving the Per Share Merger Consideration therefor. Upon the surrender to the Exchange Agent of such an outstanding Certificate together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder shall receive the Per Share Merger Consideration, without any interest thereon and such Certificate shall be cancelled. If any Per Share Merger Consideration is to be paid to a name other than the name in which the Certificate representing Shares surrendered in exchange therefor is registered, it shall be a condition to such payment or exchange that the natural person, partnership, corporation, limited liability company, joint venture, business association or other entity (a "Person") requesting such payment or exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of such Per Share Merger Consideration to a name other than that of the registered holder of the Certificate surrendered, or such Person shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to a holder of Shares for any Per Share Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

          (b) The Surviving Corporation shall not be entitled to the return of any of the Deposit Amount in the possession of the Exchange Agent relating to the transactions described in this Agreement until the date which is 180 days after the Effective Time. Thereafter, each holder of a Certificate representing a Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in exchange therefor the Per Share Merger Consideration, without any interest thereon, but shall have no greater rights against the Surviving Corporation than may be accorded to general creditors of the Surviving Corporation.

          (c) At and after the Effective Time, the holders of Certificates to be exchanged for the Per Share Merger Consideration pursuant to this Agreement shall cease to have any rights as to stockholders of the Company except for the right to surrender such holder's Certificates in exchange for payment of the Per Share Merger Consideration, and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent, they shall be cancelled and exchanged for the Per Share Merger Consideration, as provided in this Article I, subject to applicable law in the case of Dissenting Shares.

          (d) The provisions of this Section 1.9 shall also apply to Dissenting Shares that lose their status as such, except that the obligations of Exchange Agent under this Section 1.9 shall commence on the date of loss of such status.

     1.10 Supplementary Action. If at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of either the Company or Purchaser, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered, in the name of and on behalf of the Company and Purchaser, to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Purchaser that, except as described in the Company Disclosure Letter furnished by the Company to the Parent prior to the execution of this Agreement (the "Company Disclosure Letter") or in the Company's Annual Report on Form 10K for the fiscal year ended December 31, 1998 (as amended on April 30, 1999, the "1998 10K"), the Quarterly Report on Form 10Q for the three months ended March 31, 1999 (the "March 1999 10Q") or the Company's Proxy Statement for its 1998 Annual Meeting (the "1998 Proxy" and collectively the "Specified SEC Reports"):

     2.1 Organization and Qualification. Each of the Company and its Subsidiaries (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation, and is in good standing, in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, other than in jurisdictions where the failure to be so qualified, individually or in the aggregate, would not have a Material Adverse Effect (as defined below). Other than the Company's ownership interest in its Subsidiaries, the Company has no direct or indirect equity or related interest in any partnership, corporation, limited liability company, joint venture, business association or other entity.

     In this Agreement, (i) a "Subsidiary" means, with respect to any Person, any corporation more than fifty percent (50%) of whose outstanding voting securities are, or any partnership, limited liability company, joint venture or other entity more than fifty percent (50%) of whose total equity interest, is directly or indirectly owned by such Person, and specifically includes, in the case of the Company, Bivona, Inc. and BMT Acquisition Co., (ii) any reference to any event, change or effect being "material" with respect to any entity or group of entities means any event, change or effect which is material to the business, properties, assets, results of operations or condition (business, financial or otherwise) of such entity or group of entities, (iii) "Material Adverse Effect" means, with respect to the Company and its Subsidiaries, any change in or effect on the business, properties or assets of the Company and its Subsidiaries that is materially adverse to the business, properties, assets, results of operations or condition (business, financial or otherwise) of the Company and its Subsidiaries, taken as a whole, and (iv) "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with such Person.

     2.2 Certificate of Incorporation; Bylaws; and Stock Transfer Records. The Company has made available to Parent prior to the date of this Agreement or will furnish prior to the Closing complete and correct copies of (i) the Certificate of Incorporation (or other charter document) and Bylaws of the Company and each of its Subsidiaries, (ii) shareholder list of each of the Company's Subsidiaries and (iii) all stock certificates representing any of the issued and outstanding capital stock of each of the Company's Subsidiaries, including without limitation, Bivona, Inc., and in each case such copies are or will be accurate and complete as of the date of this Agreement or when furnished.

     2.3  Capitalization of the Company.

          (a) The authorized capital stock of the Company consists of (i) 16,000,000 shares of Preferred Stock, par value $.001 per share, of which none are issued and outstanding, and (ii) 31,000,000 shares of Common Stock, par value $.001 per share, of which 12,452,522 Shares are issued and outstanding as of March 31, 1999. Except for (i) rights created pursuant to the 1994 Stock Plan and the ESPP (the "Identified Equity Plans"), (ii) the rights created pursuant to this Agreement, (iii) the Company's right to repurchase any unvested shares under the Identified Equity Plans, and (iv) as set forth in the SEC Reports (as defined in Section 2.6) there are no other options, warrants, calls, rights, commitments or agreements of any character to which the Company is a party or by which it is bound obligating the Company to issue, sell, deliver, repurchase or redeem or cause to be issued, sold, delivered, repurchased or redeemed any shares of capital stock of, or equity interests in, the Company. All outstanding Shares are, and all Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights or rights of first refusal. None of the Company or any of its Subsidiaries is required to redeem, repurchase or otherwise acquire shares of capital stock of the Company or any of its Subsidiaries, respectively, as a result of the transactions contemplated by this Agreement. The Company has no stockholder rights plan or agreement in force providing for the issuance to holders of Shares of rights to purchase or receive stock, cash or other assets upon the acquisition or proposed acquisition of Shares by a Person (a "Rights Plan"), nor has the Company's Board of Directors or stockholders ever adopted a Rights Plan.

          (b) All of the Company's Subsidiaries are listed in Exhibit 21.1 to the 1998 10K. Except as set forth in the 1998 10K, the Company owns all of the outstanding capital stock of its Subsidiaries free and clear of any liens, security interests, pledges, agreements, claims, charges or encumbrances of any nature whatsoever. Except as set forth in the SEC Reports, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries may be bound with respect to the voting of the capital stock of the Company or any of the Company's Subsidiaries. Except as set forth in the SEC Reports, there are no options, warrants, calls, rights, commitments, or agreements of any character to which any of the Company's Subsidiaries is a party or by which any of the Company's Subsidiaries is bound obligating such Subsidiary to issue, sell, deliver, repurchase or redeem, or caused to be issued, sold, delivered, repurchased or redeemed, any shares of capital stock of, or equity interests in, such Subsidiary. All of the outstanding capital stock of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and issued free of preemptive rights or rights of first refusal.

     2.4 Corporate Power, Authorization and Enforceability. The Company has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by the Company's Board of Directors and no other corporate action on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of this Agreement by stockholders holding a majority of the outstanding Shares entitled to vote thereon). This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

     2.5  No Conflict; Required Filings and Consents.

          (a) Assuming satisfaction of any applicable requirements referred to in Section 2.5(b) below, the execution and delivery by the Company of this Agreement, the compliance by the Company with the provisions hereof and the consummation by the Company of the transactions contemplated hereby:

              (A) will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Company or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Company or any of its Subsidiaries pursuant to (i) the Certificate of Incorporation (or other charter document) or Bylaws of the Company or any of its Subsidiaries or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a Material Adverse Effect; and

              (B) do not and will not result in any grant of rights to any other party under the Certificate of Incorporation (or other charter document) or Bylaws of the Company or any of its Subsidiaries or restrict or impair the ability of the Parent or any of its Subsidiaries to vote, or otherwise exercise the rights of a stockholder with respect to shares of the Company or any of its Subsidiaries that may be directly or indirectly acquired or controlled by them.

          (b) Other than in connection with or in compliance with the provisions of the DGCL, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the "blue sky" laws of various states, and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (i) the Company is not required to submit any notice, report, registration, declaration or other filing with any federal, state or local government, court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (collectively, "Governmental Entities"), in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained in connection with the execution or delivery of this Agreement by the Company or the performance by the Company of its obligations hereunder or the consummation by the Company of the transactions contemplated by this Agreement, other than such notices, reports, registrations, declarations, filings, waivers, consents, approvals, orders, or authorizations, the absence of which would not, individually or in the aggregate, subject the Company or its Subsidiaries to any criminal penalties or otherwise have a Material Adverse Effect.

     2.6 SEC Reports; Financial Statements. The Company has filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") from June 28, 1996 through the date hereof (collectively, the "SEC Reports"). The financial statements and schedules contained in the SEC Reports (or incorporated therein by reference) and the consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 1998 and the quarter ended March 31, 1999 included in the 1998 10K and March 1999 10Q (collectively, the "Financial Statements"), complied as to form in all material respects with the then applicable accounting requirements and published rules and regulations of the SEC with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved ("GAAP") (except as may be indicated in the notes or schedules thereto and except, in the case of the unaudited interim statements, as may be permitted under Form 10-Q of the Exchange Act) and present fairly the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows as of the dates and for the fiscal periods indicated therein (subject, in the case of unaudited interim financial statements, to normal year-end adjustments). Each SEC Report was filed with the SEC on a timely basis and, on the date of filing thereof, complied in all material respects with the then applicable requirements of the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), and the rules and regulations of the SEC promulgated thereunder and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has filed all documents and agreements which were required to be filed as exhibits to the SEC Reports. None of the Company's Subsidiaries is required to file any statements or reports with the SEC.

     2.7 No Default. Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with or without notice, the lapse of time or the happening or occurrence of any other event would constitute a default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws, or (ii) any contract, lease, agreement, license, note, bond, mortgage, indenture, deed of trust or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their properties or assets may be bound (nor to the knowledge of the Company is any other party thereto in breach thereof or default thereunder), except in the case of this clause (ii) for any defaults or violations that individually or in the aggregate would not have a Material Adverse Effect.

     2.8 Compliance with Law. Except as disclosed in the SEC Reports, each of the Company and its Subsidiaries is in compliance, and has conducted its respective businesses so as to comply with, all statutes, laws, ordinances, rules, regulations, permits and approvals applicable to its operations, except for violations which, individually or in the aggregate do not and insofar as reasonably can be foreseen in the future would not have a Material Adverse Effect. Except as disclosed in the SEC Reports, no investigation or review by any Governmental Entity with respect to the Company, any of its Subsidiaries or any property owned or leased by the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, except for any investigation or review that would not individually or in the aggregate have a Material Adverse Effect. The Company and its Subsidiaries have all permits, authorizations, licenses and franchises from Governmental Entities required to conduct their business as now being conducted, except for such permits, authorizations, licenses and franchises the absence of which would not, individually or in the aggregate, have a Material Adverse Effect. Since January 1, 1997 the Company and its Subsidiaries have not received notice of any OSHA violation, other than any violations that individually or in the aggregate would not have a Material Adverse Effect.

     2.9 Absence of Certain Changes. As of the date of this Agreement, except as contemplated by this Agreement or as disclosed in the SEC Reports or the Company's financial statements for the fiscal year ended December 31, 1998 or the three months ended March 31, 1999, since December 31, 1998 (the "Balance Sheet Date"), since the Balance Sheet Date, the Company and its Subsidiaries have conducted their business in the ordinary course consistent with past practice and have not taken any of the actions set forth in paragraphs (a) through (r) of Section 4.1, and there has not been any occurrence that has had or may reasonably be expected to have a Material Adverse Effect, other than (i) changes relating to the economy in general or the industries of the Company and its Subsidiaries in general and not specifically relating to the Company or any of its Subsidiaries or (ii) changes due to the disruption of the Company's or its Subsidiary's businesses as a result of any rumors, speculation, or announcement of a potential merger involving the Company or the execution of this Agreement or the Merger.

     2.10 No Undisclosed Liabilities. Except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature whatsoever (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), required by generally accepted accounting principles to be recognized or disclosed on a consolidated balance sheet of the Company and its Subsidiaries or in the notes thereto, other than (i) recognized or disclosed in the Financial Statements or disclosed in the SEC Reports, or (ii) liabilities which would not individually or in the aggregate have a Material Adverse Effect.

     2.11 Litigation. Except as set forth in the SEC Reports, there is no action, suit, investigation or proceeding pending against, or to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries or any of their respective properties as to which there is a reasonable possibility of an adverse determination and which if determined adversely to the Company could reasonably be expected to have a Material Adverse Effect and there is no judgment, decree, writ, injunction, award, ruling or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect. The Company has made available to Parent correct and complete copies of all correspondence prepared by its counsel for the Company's auditors in connection with the last completed audit of the Company's financial statements and any such correspondence since the date of the last such audit. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against the Company arising out of or in any way related to this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

     2.12. ERISA.

           (a) Each "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other written or oral plans or agreements involving direct or indirect compensation (including any employment agreements entered into between the Company or any of its Subsidiaries and any employee or former employee of the Company or any of its Subsidiaries, but excluding worker's compensation, unemployment compensation and other government-mandated programs) currently or previously maintained, contributed to or entered into by the Company or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of any employee or former employee of or current or former service provider to the Company or any of its Subsidiaries under which the Company or any of its Subsidiaries or any ERISA Affiliate thereof has or may have any present or future obligation or liability (collectively, the "Company Employee Plans") is either (i) included as an exhibit to one or more of the SEC Reports or (ii) is not required to be filed as an exhibit to the SEC Reports pursuant to Regulation S-K Item

601(b)(10)(iii)(B)(4). For purposes of this Section 2.12, "ERISA Affiliate" shall mean any entity which is a member of (i) a "controlled group of corporations," as defined in Section 414(b) of the Internal Revenue Code of 1986, as amended (the "Code"), (ii) a group of entities under "common control," as defined in Section 414(c) of the Code or (iii) an "affiliated service group," as defined in Section 414(m) of the Code or treasury regulations promulgated under Section 414(o) of the Code, any of which includes the Company or any of its Subsidiaries. The only Company Employee Plans which individually or collectively would constitute an "employee pension benefit plan," as defined in Section 3(2) of ERISA (collectively, the "Company Pension Plans"), is the Bivona, Inc. 401(k) Profit Sharing Plan.

           (b) No Company Pension Plan is subject to Title IV of ERISA,
Part 3 of Title I of ERISA or Section 412 of the Code. No Company Pension Plan constitutes or has since the enactment of ERISA constituted a "multiemployer plan," as defined in Section 3(37) of ERISA. No "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Employee Plan which is covered by Title I of ERISA, excluding transactions effected pursuant to a statutory or administrative exemption. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any Company Employee Plan has or is likely to make the Company or any of its Subsidiaries or any officer or director thereof subject to any material liability under Title I of ERISA or liable for any material tax pursuant to Section 4975 of the Code.

          (c) Each Company Pension Plan which is intended to be qualified under
Section 401(a) of the Code is so qualified and has been so qualified during the period from its adoption to date, except to the extent that the requirements for qualification may be satisfied by adopting retroactive amendments under
Section 401(b) of the Code and the regulations thereunder or under Section 1140 of the Tax Reform Act of 1986. Each trust forming a part of a Company Pension Plan is exempt from tax pursuant to Section 501(a) of the Code. Each Company Employee Plan has been maintained substantially in compliance with its terms and with the applicable requirements of ERISA and the Code.

          (d) Each employment, severance or other similar contract, arrangement or policy and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance or severance-type benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (i) is not a Company Employee Plan,
(ii) is entered into, maintained or contributed to, as the case may be, by the Company or any of its Subsidiaries, and (iii) covers any employee or former employee of or other current or former service provider to the Company or any of its Subsidiaries, is herein referred to as a "Company Benefit Arrangement" and collectively as the "Company Benefit Arrangements." All material Company Benefit Arrangements that are required to be so listed are listed as exhibits to or described in the SEC Reports. Each Company Benefit Arrangement has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all statutes (including but not limited to the Code), orders, rules and regulations which are applicable to such Company Benefit Arrangements.

          (e) Except as set forth in the SEC Reports, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Employee Plan or Company Benefit Arrangement which would increase materially the expense of maintaining such Company Employee Plan or Company Benefit Arrangement above the level of the expense incurred in respect thereof for the fiscal year ended December 31, 1998.

          (f) The Company has materially complied with the requirements of
Section 4980B of the Code with respect to any "qualifying event" (as defined in Section 4980B(f)(3) of the Code) occurring prior to and including the Closing Date, and, to the best of the Company's knowledge, no tax payable on account of
Section 4980B of the Code has been incurred with respect to any current or former employees of the Company or any of its Subsidiaries.

          (g) Except as may be contained in any of the agreements listed as exhibits to the 1998 10K, there is no term of any Company Employee Plan or Company Benefit Arrangement covering a "disqualified individual" (as defined in Section 280G(c) of the Code), or of any contract, instrument, agreement or arrangement with any such disqualified individual, that individually or collectively could result in a disallowance of the deduction for any "excess parachute payment" (as defined in Section 280G(b)(i) of the Code) or the imposition of the excise tax provided in Section 4999 of the Code. The consummation of the transactions contemplated by this Agreement will not result in any "excess parachute payment" or the imposition of any such excise tax in an amount greater than $50,000 in the aggregate for all "disqualified individuals".

          (h) The Company has heretofore made available to Parent certain Bivona handbooks, a Corporate/Urology Benefits Summary, a Corporate/Urology Medical Plan Book, a Corporate/Urology Dental Plan Book, a 401(k) Plan Booklet, an Employee Stock Purchase Plan Document and a summary of the Company's incentive compensation plan.

          (i) There is no pending or threatened legal action, proceeding or investigation, other than routine claims for benefits, concerning any Company Employee Plan or Company Benefit Arrangement or, to the best knowledge of the Company any fiduciary or service provider thereof and, to the best knowledge of the Company, there is no basis for any such legal action or proceeding.

          (j) No Company Employee Plan or Company Benefit Arrangement provides health, life or other similar welfare coverages after termination of employment except to the extent required by applicable state insurance laws and Title I,
Part 6 of ERISA.

          (k) With respect to each Company Employee Plan or Company Benefit Arrangement for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts required of the Company and its Subsidiaries and ERISA Affiliates under the terms of each such Plan or Arrangement or applicable law, through the Closing Date.

          (l) Except for the agreements listed in Section 4.10 of the Company Disclosure Letter (including Schedule 4.1 thereto), neither the Company nor any of its Subsidiaries has any plan or policy obligating the Company or any Subsidiary to pay severance to any employee.

     2.13 Tax Returns and Reports.

          (a) The Company and its Subsidiaries have timely filed with the appropriate taxing authorities all federal, state, county, local and foreign returns, estimates, information statements, reports and other documents in respect of Taxes (as defined below) required to be filed by the Company and its Subsidiaries, except where the failure to file such Tax return would not individually or in the aggregate have a Material Adverse Effect. All amounts shown due on such returns have been timely paid as required by law. For purposes of this Agreement, "Taxes" and "Tax" shall mean any and all federal, state, local or foreign taxes and other governmental liabilities or assessments, including, without limitation, all income, franchise, property, excise, withholding, sales and use, payroll, profit, trade, capital, occupation, value-added, unitary, stamp, transfer, registration, license, net worth and other similar taxes, levies, imposts, duties, deficiencies and assessments, together with all interest, penalties and additions imposed with respect thereto.

          (b) The audited consolidated financial statements of the Company for the year ended December 31, 1998 included in the SEC Reports reflect an adequate reserve for all material Taxes payable by the Company and its Subsidiaries for all taxable periods and portions thereof through December 31, 1998.

          (c) None of the federal, state, local or foreign Tax returns of the Company or its Subsidiaries is presently being examined, audited or contested by the relevant taxing authorities, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has executed, or been asked in writing to execute, an agreement or waiver extending the statutory period of limitation applicable to any Tax return for any period with respect to which the applicable statute of limitations has not expired, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect.

          (d) The Company has no ruling requests currently pending with the Internal Revenue Service, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect.

          (e) Except as set forth in the SEC Reports, neither the Company nor any of its Subsidiaries is a party to (or obligated under) any Tax allocation, tax sharing or tax indemnity agreement which has as a party any Person other than the Company or its Subsidiaries.

          (f) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, consultant, independent contractor, creditor, stockholder or other party.

     2.14 Trademarks, Patents and Copyrights. To the knowledge of the Company, the Company or its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights, know-how and other proprietary information used or held for use in connection with the business of the Company or any of its Subsidiaries as currently being, or proposed to be, conducted (except where the failure to own or possess such licenses or rights would not individually or in the aggregate have a Material Adverse Effect) and is unaware of any assertions or claims challenging the validity of any of the foregoing; and to the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as now conducted or proposed to be conducted does not and will not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others in any material way. No material infringement of any proprietary right owned by or licensed by or to the Company or any of its Subsidiaries is known to the Company.

     2.15 Proxy Statement. The proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined) (such proxy statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, be false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

     2.16 Company Products; Regulations.

          (a) Except as disclosed in the SEC Reports and except as would not individually or in the aggregate have a Material Adverse Effect, since December 31, 1996 there have been no written notices or citations received by the Company or any of its Subsidiaries or, to the knowledge of the Company or any of its Subsidiaries, decisions by any governmental or regulatory body that any product produced, manufactured, marketed or distributed at any time by the Company or its Subsidiaries (the "Products") is defective or fails to meet any applicable standards promulgated by any such governmental or regulatory body. To the Company's knowledge, the Company and its Subsidiaries have complied in all material respects with the laws and regulations with respect to design, manufacture, labeling, testing and inspection of Products promulgated by the Food and Drug Administration (the "FDA"). Except as disclosed in the SEC Reports, since December 31, 1996, there have been no recalls, field notifications or seizures ordered or, to the Company's knowledge, threatened by any such governmental or regulatory body with respect to any of the Products, except for any of the foregoing that would not individually or in the aggregate have a Material Adverse Effect. Except as disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries has received, and has no knowledge of any facts that furnish any reasonable basis for, any Notice of Adverse Findings, Regulatory Warning Letters, Section 305 notices, or other similar communications or seizures requested or threatened relating to the Company's or any of its Subsidiaries' Products.

          (b) Except as set forth in the SEC Reports, the Company has obtained, in all countries where the Company or the Subsidiaries are marketing or have marketed the Products, all applicable licenses, registrations, approvals, clearances and authorizations required by local, state or federal agencies (including the FDA) in such countries regulating the safety, effectiveness and market clearance of the Products which are currently marketed by the Company or its Subsidiaries, except where the failure to obtain any of the foregoing would not individually or in the aggregate have a Material Adverse Effect. The Company has produced for examination by Parent and Purchaser all material information relating to regulation of its Products in the United States, including licenses, registrations, approvals, permits, device listings, inspections, Company recalls and product actions, audits and the Company's ongoing clinical studies. The Company has identified in writing to Parent and Purchaser, to Company's knowledge, all international locations where regulatory information and documents regarding the Company's or any of its Subsidiary's products are kept.

     2.17 Brokers and Finders. The Company has furnished or will furnish prior to the Effective Time to Parent or its counsel a true and complete copy of that certain letter agreement between the Company and Vector Securities (the "Company's Financial Advisor"), such letter agreement being the only agreement pursuant to which such firm would be entitled to any payment relating to the transactions contemplated hereunder. No broker, finder or investment banker other than the Company's Financial Advisor is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

     2.18 Material Agreements. Except as set forth in the SEC Reports and except for this Agreement and the agreements specifically referred to herein, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following agreements (with the following agreements, and the agreements included as exhibits to the SEC Reports, collectively referred to as the "Material Agreements"):

          (a) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a registration statement on Form S-1 filed by the Company as of the date hereof;

          (b) any confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants limiting the Company's or any of its Subsidiaries' freedom to compete in any line of business or in any location or with any Person; and

          (c) any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation or other Indebtedness (as hereinafter defined) to any Person, other than any Indebtedness in a principal amount less than $25,000 individually or $100,000 in the aggregate.

     The Company has made available to the Parent true, correct and complete copies of all Material Agreements together with all modifications and supplements thereto. For purposes of this Agreement "Indebtedness" means (i) all indebtedness of the Company or any of its Subsidiaries for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness of the Company or any of its Subsidiaries for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness of the Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by the Company or any of its Subsidiaries (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of the Company or any of its Subsidiaries secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which the Company or any of its Subsidiaries is liable as lessee, (vi) any liability of the Company or any of its Subsidiaries in respect of banker's acceptances or letters of credit, and (vii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v) or (vi) above which is directly or indirectly guaranteed by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

     2.19 Year 2000 Compliance. The Company's statements in its 1998 10K under the heading "Year 2000 Compliance" are an accurate summary, in all material respects, of the "Year 2000" issues facing the Company and its Subsidiaries and their ability and the total costs required to become Year 2000 compliant on a timely basis.

     2.20 Minute Books. The minute books of the Company and each of its Subsidiaries made available or to be made available to Parent at or prior to the Closing for inspection accurately record therein, in all material respects, all actions taken by Company's and each of its Subsidiaries' Board of Directors and stockholders.

     2.21   Environmental Matters.

     Except as set forth in the 1998 10-K and as described in Section 2.21 of the Company Disclosure Letter.

     (a) neither the Company nor any of its Subsidiaries nor any operator of their respective past or present properties is in violation, or alleged violation, of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act ("RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), the Federal Water Pollution Control Act, the Solid Waste Disposal Act, as amended, the Federal Clean Water Act, the Federal Clean Air Act, the Toxic Substances Control Act, the Occupational Safety and Health Act of 1970, as amended, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment (hereinafter "Environmental Laws"), which violation would have, either individually or in the aggregate, a Material Adverse Effect; and

     (b) to the knowledge of the Company or any of its Subsidiaries there have been no releases (i.e., any past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping) or threatened releases of any hazardous waste as defined by 42 U.S.C. ss.6903(5), any hazardous substances as defined by 42 U.S.C. ss.9601(33) or any toxic substance, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") on, upon, into or from any properties of the Company or its Subsidiaries, which releases would individually or in the aggregate have a Material Adverse Effect; and there have been no releases on, upon, from or into any real property in the vicinity of the real properties of the Company or any of its Subsidiaries which, through soil or groundwater contamination, may have come to be located on the properties of the Company or any of its subsidiaries, and which would have, either in any case or in the aggregate, a Material Adverse Effect.

     2.22 Insurance. Since the incorporation of the Company in 1996, the Company and its Subsidiaries have been covered by insurance in scope and amount customary and reasonable for the businesses in which they have engaged and are engaged. This insurance coverage includes CGL coverage that covers product liability claims for both products sold and products sampled or tested in trials in both the Binova and Urology businesses of the Company and its Subsidiaries.

     2.23 State Takeover Laws. The Company has taken all necessary action to exempt the transactions contemplated by this Agreement from, or if necessary to challenge the validity or applicability of, any applicable "moratorium," "fair price," "business combination," "control share," or other anti-takeover laws, including the provisions of Section 203 of the DGCL.

     2.24 Stockholders' Voting Agreements. Holders of at least forty-eight percent (48%) of the outstanding shares of the Company's Common Stock have executed and delivered to the Parent a Stockholder Agreement.

     2.25 Opinion of Financial Advisor. The Company has received the oral opinion of the Company's Financial Advisor, as of the date of this Agreement, to the effect that the Per Share Merger Consideration is fair, from a financial point of view, to the Company's stockholders.

     2.26 Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has by at least a majority vote of those directors present (i) approved the Merger and declared it advisable, (ii) determined that this Agreement and the transactions contemplated hereby, including the Merger, are in the best interests of the stockholders of the Company, and (iii) resolved to recommend that the stockholders of the Company adopt this Agreement.

     2.27 Disclosure. No representation or warranty by the Company in this Agreement or in any certificate delivered or to be delivered to Parent pursuant hereto contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

                                  ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

     Parent and Purchaser, jointly and severally, represent and warrant to the Company that:

     3.1 Organization and Qualification. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Purchaser is a new corporation that was formed for the purpose of consummating the transactions contemplated by this Agreement. It has conducted no business unrelated hereto.

     3.2 Corporate Power, Authorization and Enforceability. Each of Parent and Purchaser has full corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to consummate all the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Purchaser, the performance by each of Parent and Purchaser of their respective obligations hereunder and the consummation by Parent and Purchaser of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Purchaser and no other corporate action on the part of Parent or Purchaser is necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than the filing and recordation of appropriate merger documents as required by the
DGCL). This Agreement has been duly executed and delivered by each of Parent and Purchaser and is a legal, valid and binding obligation of each of Parent and Purchaser, enforceable against Parent and Purchaser in accordance with its terms.

     3.3 No Conflict; Required Filings and Consents.

         (a) Assuming satisfaction of all applicable requirements referred to in Section 3.3(b) below, the execution and delivery of this Agreement by Parent and Purchaser, the compliance by Parent and Purchaser with the provisions hereof and the consummation by Parent and Purchaser of the transactions contemplated hereby will not conflict with or violate any statute, law, ordinance, rule, regulation, order, writ, judgment, award, injunction, decree or ruling applicable to the Parent or any of its Subsidiaries or any of their properties, or conflict with, violate or result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, cancellation or acceleration of, or the loss of a benefit under, or result in the creation of a lien, security interest, charge or encumbrance on any of the properties or assets of the Parent or any of its Subsidiaries pursuant to (i) the Certificate of Incorporation (or other charter document) or bylaws of the Parent or any of its Subsidiaries or (ii) any contract, lease, agreement, note, bond, mortgage, indenture, deed of trust, or other instrument or obligation, or any license, authorization, permit, certificate or other franchise, other than such conflicts, violations, breaches, defaults, losses, rights of termination, amendment, cancellation or acceleration, liens, security interests, charges or encumbrances as to which requisite waivers have been obtained or which individually or in the aggregate would not have a material adverse effect on the ability of the Parent to perform its obligations under this Agreement.

          (b) Other than in connection with or in compliance with the provisions of the DGCL, the Exchange Act, the "blue sky" laws of various states and the HSR Act, (i) neither Parent nor Purchaser is required to submit any notice, report, registration, declaration or other filing with any Governmental Entity in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement and (ii) no waiver, consent, approval, order or authorization of any Governmental Entity is required to be obtained by Parent or Purchaser in connection with the execution or delivery of this Agreement by Parent and Purchaser or the performance by Parent and Purchaser of their obligations hereunder or the consummation by Parent and Purchaser of the transactions contemplated by this Agreement. None of the information supplied by Parent or Purchaser for inclusion in the Proxy Statement shall, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Company Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they were made, not misleading.

     3.4 Available Funds. Parent has previously delivered to the Company a true and correct copy of a commitment letter from Brown Brothers Harriman & Co. to provide up to $30 million in acquisition debt financing (the "Commitment Letter"). Assuming that the Commitment Letter is funded in accordance with its terms, Parent has or has available to it, and will make available to Purchaser, all funds necessary to satisfy all of Parent's and Purchaser's obligations under this Agreement and in connection with the transactions contemplated hereby, including, without limitation, the obligation to purchase all outstanding Shares pursuant to the Merger and to pay all related fees and expenses in connection with the Merger.

     3.5 Board Approval. The Board of Directors of the Parent, at a meeting duly called and held, has by at least a majority vote of those directors present (i) approved the Merger and (ii) authorized the proper officers to execute and deliver this Agreement.

     3.6 Company Stock. As of the date of this Agreement, neither the Parent nor any of its Subsidiaries beneficially owns any Shares.

     3.7 Brokers and Finders. No broker, finder or investment banker other than Downer & Company, the fees and expenses of which will be paid by Parent, is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or any of its Subsidiaries.

     3.8 No Litigation. As of the date of this Agreement, there are no actions, suits or proceedings pending or, to the knowledge of the Parent, threatened against the Parent or the Purchaser arising out of or in any way related to this Agreement, the Merger or any of the transactions contemplated hereby or thereby.

                                   ARTICLE IV

                                   COVENANTS

     4.1 Conduct of Business by the Company. Except as required or permitted by this Agreement or as disclosed in Section 4.1 of the Company Disclosure

Schedule, during the period from the date of this Agreement until the Effective Time, the Company agrees as to itself and its Subsidiaries that (except to the extent that Parent shall otherwise consent in writing) the Company and its Subsidiaries shall conduct their respective operations according to the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries will use its reasonable efforts to preserve intact its present business organization, to keep available the services of its present officers and employees and to maintain satisfactory relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent:

         (a) amend its Certificate of Incorporation or other charter document or Bylaws;

         (b) authorize for issuance, issue, sell, deliver, pledge or agree or commit to issue, sell, deliver or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any capital stock of any class or any debt or other securities convertible into capital stock or equivalents (including, without limitation, stock appreciation rights), or amend any of the terms of any of the foregoing, other than the issuance of shares of capital stock upon the exercise of outstanding options or rights under the Identified Equity Plans;

         (c) (i) split, combine or reclassify any shares of its capital stock, or authorize or propose the issuance or authorization of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, adopt or approve any Rights Plan, or repurchase, redeem or otherwise acquire any of its securities or any securities of its Subsidiaries, or (ii) make any payment of cash or other property to terminate, cancel or otherwise settle any outstanding Options or any rights under the ESPP, other than in the case of clauses (i) or (ii) above for the issuance of Shares in connection with the exercise of options or rights under the Identified Equity Plans or the repurchase of Shares to the extent contractually required pursuant to the standard terms of existing employee stock repurchase agreements;

         (d) (i) incur or assume any long-term Indebtedness or increase any amounts outstanding under long-term credit facilities existing as of the Balance Sheet Date or grant, extend or increase the amount of a mortgage lien on any Facility; or, except in the ordinary course of business consistent with past practice in the case of clauses (ii) through (vi) below, (ii) incur or assume any short-term debt or increase amounts outstanding under short-term credit facilities existing as of the Balance Sheet Date; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iv) make any loans, advances or capital contributions to, or investments in, any other Person; (v) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (vi) mortgage or pledge any of its assets, tangible or intangible, or create or suffer to exist any lien thereon except as existing on the date of this Agreement or as may be required under agreements outstanding on the date of this Agreement to which the Company or any of its Subsidiaries are parties;

         (e) except as expressly provided in this Agreement, enter into, adopt or amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, severance, change-in-control or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or arrangement as in effect as of the date of this Agreement or enter into any contract, agreement, commitment or arrangement to do any of the foregoing;

         (f) sell, lease, license, pledge or otherwise dispose of or encumber any material assets except in the ordinary course of business consistent with past practice (including without limitation any indebtedness owed to it or any claims held by it);

         (g) except as otherwise permitted pursuant to Section 4.6, acquire or agree to acquire by merging or consolidating with or by purchasing any portion of the capital stock or assets of, or by any other manner, any business or any corporation, partnership, limited liability company, association or other business organization or division thereof, other than in the ordinary course of business consistent with past practice;

         (h) change any of the accounting principles or practices used by it affecting its assets, liabilities or business, except for such changes required by a change in generally accepted accounting principles;

         (i) pay, discharge or satisfy any claims, liabilities or obligations (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), other than the payment, discharge or satisfaction of liabilities
(i) in the ordinary course of business consistent with past practices or (ii) with notice to Parent, in an amount which does not exceed $250,000 in the aggregate;

         (j) except as required by their terms, enter into, terminate or breach (or take or fail to take any action, that, with or without notice or lapse of time or both, would become a breach) or materially amend any contract which is or would be a Material Agreement;

         (k) transfer the stock of any Subsidiary to any other Subsidiary or any assets or liabilities to any new or, except in the ordinary course of business consistent with past practice, existing Subsidiary;

         (l) propose or, except pursuant to the terms of Section 4.6(b), enter into an agreement with any Person other than Parent or its affiliates providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of substantially all assets or otherwise);

         (m) without prior consultation with the Parent (in addition to the consent requirement described above) commence any litigation or arbitration other than in accordance with past practice or settle any litigation or arbitration for money damages in excess of $50,000 or if as part of such settlement the Company or any Subsidiary would agree to any restrictions on its operations;

         (n) grant any license with respect to or otherwise convey any intellectual property rights;

         (o) elect or appoint any new directors or officers of the Company or any Subsidiary;

          (p) waive, release or amend its rights under any confidentiality, "standstill" or similar agreement that the Company entered into in connection with its consideration of a potential strategic transaction; provided, however, that the Company may waive, release or amend its rights under any such confidentiality, "standstill" or similar agreement if the Company's Board determines, based on the advice of independent legal counsel that failure to do so would be reasonably likely to constitute a breach of its fiduciary duties to the Company's stockholders under applicable law;

         (q) take any action (other than (i) actions taken in the ordinary course of business and (ii) actions contemplated by this Agreement, including but not limited to, a Urology Disposition, a Urology Shutdown and the consummation of the Merger) which would reduce the amount or availability of the Company's net operating losses for federal income tax purposes; or

         (r) take, or agree in writing or otherwise to take, (i) any of the actions described in Sections 4.1(a) through 4.1(q) or (ii) any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect in any material respect as of the date when made.

     4.2 Sale or Shutdown of Urology Division.

         (a) Notwithstanding the restrictions set forth in Section 4.1, prior to the Closing the Company shall either (i) sell, dispose of, or transfer control of the assets of its Urology Division (a "Urology Disposition") or (ii) terminate the business operations of its Urology Division (a "Urology Shutdown"). Subject to compliance with paragraphs (b) and (c) below, the Company may take any action, including any actions referred to in Section 4.1, to the extent necessary or desirable to effect a Urology Sale or a Urology Shutdown.

         (b) The Company will not enter into any agreement for a Urology Disposition without the prior consent of the Parent, not to be unreasonably withheld so long as under the terms of such agreement neither the Company, its Subsidiaries nor Parent will have any obligation or liability to the transferee in such Urology Disposition after the closing of such Urology Disposition and the costs of completing such Urology Disposition are reflected in the calculation of Net Current Assets pursuant to Section 1.6.

         (c) If the Company elects to effect a Urology Shutdown in lieu of a Urology Disposition, the design, terms and implementation of such Urology Shutdown will be subject to the prior approval of the Parent, not to be unreasonably withheld so long as (i) the costs of completing such Urology Shutdown are reflected in the calculation of Net Current Assets pursuant to
Section 1.6 and (ii) the design, terms and implementation of such Urology Shutdown will not otherwise have an adverse effect on the remaining business operations of the Company and its Subsidiaries.

     4.3 Access to Information; Confidentiality.

         (a) Subject to and in accordance with the terms and conditions of that certain letter dated March 2, 1999, between Parent and the Company (the "Confidentiality Agreement"), from the date of this Agreement to the Effective Time, the Company shall, and shall cause its Subsidiaries, officers, directors, employees and agents to, afford the officers, employees and agents of Parent, Purchaser and their affiliates and the attorneys, accountants, banks, other financial institutions and investment banks working with Parent or Purchaser, and their respective officers, employees and agents, reasonable access, at all reasonable times upon reasonable notice and in such manner as will not unreasonably interfere with the conduct of the Company's business, to its officers, employees, agents, properties, books, records and contracts, and shall furnish Parent, Purchaser and their affiliates and the attorneys, banks, other financial institutions and investment banks working with Parent or Purchaser, all financial, operating and other data and information as they reasonably request.

         (b) Subject to the requirements of law, Parent and Purchaser shall, and shall cause their officers, employees, agents and affiliates and the attorneys, banks, other financial institutions and investment banks who obtain such information to, hold all information obtained pursuant to this Agreement or the Confidentiality Agreement in confidence in accordance with the terms and conditions of the Confidentiality Agreement and in the event of termination of this Agreement for any reason, Parent shall promptly return all nonpublic documents obtained from the Company or any of its Subsidiaries and any copies made of such documents for Parent and all documentation and other material prepared by Parent, Purchaser or their advisors based on written nonpublic information furnished by the Company or its advisors shall be destroyed except for those which Parent or its counsel deems advisable to retain in connection with pending or future litigation.

         (c) No investigation pursuant to this Section 4.3 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

     4.4 Proxy Statement. Promptly after execution and delivery of this Agreement, the Company shall prepare and shall file with the SEC as soon as is reasonably practicable a preliminary Proxy Statement, together with a form of proxy, with respect to the meeting of the Company's stockholders at which the stockholders of the Company will be asked to vote upon and approve this Agreement and the Merger and shall use all reasonable efforts to have the Proxy Statement and form of proxy cleared by the SEC as promptly as practicable, and promptly thereafter shall mail the definitive Proxy Statement and form of proxy to stockholders of the Company. The term "Proxy Statement" shall mean such proxy or information statement at the time it initially is mailed to the Company's stockholders and all amendments or supplements thereto, if any, similarly filed and mailed. The information provided and to be provided by Parent, Purchaser and the Company, respectively, for use in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Company's stockholders and on the date of the Special Meeting (as hereinafter defined), not contain an untrue statement of a material fact or omit to state any material fact necessary in order to make such information, in light of the circumstances under which it was provided, not misleading, and the Company, Parent and Purchaser each agree to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect. The Proxy Statement shall comply as to form in all material respects with all applicable requirements of federal securities laws. The Proxy Statement shall contain the recommendation of the Board of Directors that the stockholders of the Company vote to adopt and approve the Merger and this Agreement.

     4.5 Meeting of Stockholders of the Company. Promptly after execution and delivery of this Agreement, the Company shall take all action necessary, in accordance with the DGCL and its Amended and Restated Certificate of Incorporation and Bylaws, to convene a meeting of its stockholders (the "Special Meeting") as promptly as practicable to consider and vote upon this Agreement and the Merger. The Company shall use reasonable efforts to solicit from stockholders of the Company proxies in favor of such adoption and approval and to take all other action necessary to secure the vote or consent of stockholders required by the DGCL to effect the Merger. At the Special Meeting, Parent and its direct and indirect Subsidiaries shall vote, or cause to be voted, all of the Shares then owned by Parent and its direct and indirect Subsidiaries in favor of the Merger.

     4.6. No Solicitation by the Company.

         (a) Except as provided in Section 4.2(a) or (b) or Section 4.6(b), the Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 6.1, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any representative retained by it (including the Company's Financial Advisor) or any of its Subsidiaries to, directly or indirectly through another Person, (i) solicit, initiate, entertain or encourage (including by way of furnishing non-public information) any inquiries or the making of any proposal or offer from any third party other than the Parent or its Affiliates regarding any merger, sale of substantial assets, sale or purchase of (or right to sell or purchase) shares of capital stock (other than pursuant to the exercise of stock options outstanding on the date of this Agreement) or similar transactions involving the Company or any of its Subsidiaries (an "Acquisition Proposal") or
(ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time, the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company may, in response to what is reasonably likely to lead to a Superior Proposal (as defined below) and subject to delivering a Company Notice (as defined in paragraph (c) below) and compliance with the other provisions of paragraph (c) below, following delivery of the Company Notice (x) furnish information with respect to the Company and its Subsidiaries to any Person making such Acquisition Proposal pursuant to a confidentiality agreement entered into between such Person and the Company with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Acquisition Proposal. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing. Promptly following the execution of this Agreement by the parties hereto, the Company will request each Person that has, prior to the date of this Agreement, executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

         (b) Except as expressly permitted by this Section 4.6, neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the Parent, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal. Notwithstanding the foregoing, if at any time the Board of Directors of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, subject to compliance with paragraph (c) below, the Board of Directors of the Company (x) may withdraw or modify, or propose publicly to withdraw or modify, any approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement and (y) may approve or recommend, or propose publicly to approve or recommend, a Superior Proposal and (z) may cause the Company to enter into a Company Acquisition Agreement related to a Superior Proposal and may terminate this Agreement pursuant to Section 6.1(d) and accept such Superior Proposal.

For purposes of this Agreement, a "Superior Proposal" means any Acquisition Proposal providing for the merger of the Company or the acquisition of all or substantially all of the capital stock or assets of the Company which (i) the Board of Directors of the Company determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) the Board of Directors determines in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, result in a more favorable transaction to the Company's stockholders than the transaction contemplated by this Agreement. Notwithstanding the existence of one or more Superior Proposals or anything in this Section 4.6 to the contrary, the stockholders of the Company that are parties to the Stockholder Agreements shall remain bound thereby, and such Stockholder Agreements shall remain in full force and effect.

         (c) In addition to the obligations of the Company as set forth in paragraphs (a) and (b) of this Section 4.6, the Company shall advise the Parent orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, or any decision by the Company to take any of the actions permitted in clauses (x) or (y) of paragraph (a) above (with any such notice referred to as a "Company Notice"). Any such Company Notice will be delivered promptly after (and in no event later than 48 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to the Company taking any of the actions permitted in clauses (x) or (y) of paragraph (a) above. In addition, any Company Notice relating to any of those third parties previously identified by Parent and listed in Section 4.6 of the Company Disclosure Letter will disclose the identity of such third party. In addition, in the event the Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, the Company will deliver a Company Notice at least 48 hours prior to entering into such Company Acquisition Agreement, which Company Notice will identify the third party (whether or not previously disclosed) and the material proposed terms of such Superior Proposal. Subject to confidentiality agreement requirements imposed by any such third party and which the Board of Directors determines in good faith, after consultation with and receipt of advice from outside counsel, are necessary to enter into in order to act in a manner consistent with its fiduciary duties to the Company's stockholders under applicable law, the Company will keep the Parent reasonably informed of the status of any such request or Acquisition Proposal and will update the information required to be provided in the Company Notice upon the request of the Parent.

     4.7 Public Announcements. Parent and Purchaser on the one hand and the Company on the other hand will consult with each other before, but will not be required to obtain the other party's consent with respect to, issuing any press release, any filing with the SEC on Form 8-K or otherwise making any public statements with respect to this Agreement or the Merger or the other transactions contemplated hereby, and shall not issue any such press release, SEC Form 8-K filing or make any such public statement prior to such consultation, except to the extent that compliance with legal requirements requires a party to issue a press release or public announcement or make an 8K filing prior to such consultation. This Section 4.7 shall supersede any conflicting provisions in the Confidentiality Agreement.

     4.8 Notification of Certain Matters.

         (a) The Company shall give prompt notice (which notice shall state that it is delivered pursuant to Section 4.8 of this Agreement) in writing to Parent, and Parent and Purchaser shall give prompt notice in writing to the Company, of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date of this Agreement through the Effective Time and (ii) any material failure of the Company, Parent or Purchaser, as the case may be, or of any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, no such notification shall affect the representations or warranties of the parties or the conditions to the obligations of the parties hereunder.

         (b) The Company shall give prompt notice in writing (which notice shall state that it is delivered pursuant to Section 4.8 of this Agreement) to Parent of any occurrence that has had or may reasonably be expected to have a Material Adverse Effect.

     4.9 Officers' and Directors' Indemnification; Insurance.

         (a) The Surviving Corporation agrees that for a period ending on the third anniversary of the Effective Time, the Surviving Corporation will maintain all rights to indemnification (including with respect to the advancement of expenses incurred in the defense of any action or suit) existing on the date of this Agreement in favor of the present and former directors, officers, employees and agents of the Company as provided in the Company's Certificate of Incorporation and Bylaws and any agreements listed as exhibits to the 1998 Form 10-K ("Existing Indemnification Agreements"), in each case as in effect on the date of this Agreement, and that during such period, neither the Certificate of Incorporation nor the Bylaws of the Surviving Corporation nor any of such Existing Indemnification Agreements shall be amended to reduce or limit the rights of indemnity afforded to the present and former directors, officers, employees and agents of the Company, or the ability of the Surviving Corporation to indemnify them, nor to hinder, delay or make more difficult the exercise of such rights or indemnity or the ability to indemnify.

         (b) The Surviving Corporation agrees to indemnify to the fullest extent permitted under its Certificate of Incorporation, its Bylaws, such Existing Indemnification Agreements and applicable law the present and former directors, officers, employees and agents of the Company against all losses, damages, liabilities or claims made against them arising from their service in such capacities prior to and including the Effective Time, to at least the same extent as such persons are currently permitted to be indemnified pursuant to the Company's Certificate of Incorporation and Bylaws and such Existing Indemnification Agreements, for a period ending on the third anniversary of the Effective Time.

         (c) Should any claim or claims be made against any present or former director, officer, employee or agent of the Company, arising from such person's service as such, on or prior to the third anniversary of the Effective Time, the provisions of this Section 4.9 respecting the Certificate of Incorporation and Bylaws and the obligation of indemnity of the Surviving Corporation shall continue in effect until the final disposition of all such claims.

         (d) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume the obligations of the Surviving Corporation, set forth in this Section 4.9.

         (e) The provisions of this Section 4.9 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and such party's heirs and representatives.

         (f) Parent will cause to be maintained for a period of three years from the Effective Time the Company's current directors' and officers' insurance and indemnification policy to the extent that it provides coverage for events occurring prior to the Effective Time (the "D&O Insurance") for all persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 200% of the last annual premium paid prior to the date of this Agreement (the "Maximum Premium"). If the existing D&O Insurance expires, is terminated or cancelled during such three-year period, Parent will use all reasonable efforts to cause to be obtained as much D&O Insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the existing D&O Insurance.

         (g) The Parent agrees that during the period ending on the third anniversary of the Effective Time it will either:

             (i) cause the Surviving Corporation to maintain a Consolidated Tangible Net Worth (as defined below) not less than the Company's Consolidated Tangible Net Worth immediately prior to the Effective Time (the "Closing CTNW"); or

             (ii) in the event it fails or elects not to comply with clause (i) above, guaranty the Surviving Corporation's indemnification obligations set forth in this Section 4.9, provided that the Parent's obligations under this clause (ii) shall not exceed, in the aggregate, the Closing CTNW less the amount of any proceeds funded under the D&O Insurance.

     For purposes of this Agreement, "Consolidated Tangible Net Worth" means, at any time, the (x) sum of the Company's tangible assets at such time less (y) the Company's total liabilities at such time, determined on a consolidated basis in accordance with GAAP.

     4.10 Benefit Plans.

         (a) [Intentionally Omitted.]

         (b) Except as provided in paragraph (c) of this Section 4.10, the Surviving Corporation shall honor, without modification, the employment and consulting agreements of the Company and its Subsidiaries that are identified in Section 4.10(b) of the Company Disclosure Letter, as such agreements shall be in effect in accordance with the terms of this Agreement (including the Company obligations under Section 4.1) at the Effective Time.

         (c) With respect to those employees of the Company and its Subsidiaries listed in Section 4.10(c) of the Company Disclosure Letter (including Schedule 4.1 thereto), the Company will terminate their employment effective at or before the Effective Time. If such termination is not permitted pursuant to the applicable employment agreement, if any, the Company will have received any required consents prior to the Effective Time for the early termination thereof in accordance with the preceding sentence. The Company shall pay, on or before the Closing Date, to those employees of the Company and its Subsidiaries who are listed in Section 4.10(c) of the Company Disclosure Letter (including Schedule 4.1 thereto), all severance and other payments required to be paid pursuant to the terms of the employment agreement between such employee and the Company or as otherwise set forth in Schedule 4.1 of the Company Disclosure Letter, as such agreement shall then be in effect in accordance with the terms of this Agreement (including the Company's obligations under Section 4.1). The Company will also maintain certain benefits for such employees as set forth in paragraph (e) below. Notwithstanding the foregoing, the payments to be made pursuant to this Section 4.10(c) (including the cost of the benefits referred to in paragraph (e)) to employees of the Company and its Subsidiaries shall not exceed $1.1 million in the aggregate.

         (d) Effective as of the Effective Time, the Parent agrees to cause the Surviving Corporation to abide by the following employment arrangements for the employees of the Company Bivona's Subsidiary:

             (i) The Surviving Corporation will negotiate in good faith with the President of the Company's Bivona Subsidiary and those senior management employees reporting directly to him (herein, "Bivona Senior Managers") regarding the terms of new employment agreements and, if agreement is reached on such terms, to enter into new employment agreements. With respect to any existing employment agreements that terminate prior to December 31, 1999, the Surviving Corporation agrees (i) to honor the existing employment agreements (including any severance provisions) of the Bivona Senior Managers until the earlier of the time new employment agreements are entered into and December 31, 1999 and (ii) if any Bivona Senior Managers subject to such existing employment agreements are terminated without cause (as determined in good faith by the Surviving Corporation's Board of Directors) on or after January 1, 2000 and prior to June 30, 2000, they will be entitled to six (6) months severance, to be paid out over six (6) months and reduced dollar for dollar by any compensation earned by such Binova Senior Manager from a third party during such period. The provisions of the preceding sentence will be superseded by the terms of any new employment agreement entered into by the Parent or the Surviving Corporation and the applicable Bivona Senior Manager. With respect to any existing employment agreements that terminate after December 31, 1999, the Surviving Corporation will honor such existing employment agreement (including any severance provisions) until they are either superseded by any new employment agreement entered into by the Parent or the Surviving Corporation and the applicable Bivona Senior Manager or the termination of such existing employment agreement pursuant to its terms, whichever is earlier.

             (ii) The Surviving Corporation will pay the Bivona Senior Managers and certain other eligible Bivona Employees as described in Section 4.10(d) of the Company Disclosure Letter the amount of any bonuses earned in accordance with the current 1999 Bonus Plan on a pro rata basis for the period of fiscal year 1999 prior to the Effective Time. The Company will not be obligated to pay any amount in excess of the accrual for such bonus included in the calculation of Net Current Assets pursuant to Section 1.6(f)(ii)(w). Any such bonuses will be paid within 70 days after the Effective Time.

             (iii) For all other employees of the Company's Bivona Subsidiary who are retained after the Effective Time as employees-at-will, the Surviving Corporation agrees not to reduce their base wages or compensation and to maintain comparable benefits, determined in the aggregate, for at least a period of one year after the Effective Time, or for such shorter period as any such employee remains employed by the Company or its Bivona Subsidiary.

         (e) Benefit Coverage. Any employee of the Company or its Urology Division whose employment is terminated after the date of this Agreement and on or before the Effective Time (with all such employees referred to as "Severed Employees"), and his or her eligible spouse and dependents, shall be entitled to continued coverage under the Company's medical and dental plans, life insurance and accidental death and dismemberment insurance (collectively, the "Continuation Benefits"), on and subject to all of the following terms and conditions:

             (i) Those Severed Employees who are listed in Schedule 4.1 to the Company Disclosure Letter will be offered Continuation Benefits for themselves and their eligible spouse and dependents pursuant to this paragraph 4.10(e)(i) for the severance period listed in Schedule 4.1 (the "Severance Period"). In this case and for this period such Continuation Benefits will be provided at Company expense, provided that in no event will the Company be obligated to spend more on such benefits than the amounts set forth for such Continuation Benefits on Schedule 4.1 to the Company Disclosure Letter (under the heading "Estimated Benefits").

             (ii) All Severed Employees (whether or not listed in Schedule 4.1 to the Company Disclosure Letter) who elect to continue coverage under the Company's medical plan pursuant to the federal law known as "COBRA" (or similar state insurance continuation laws) will be offered Continuation Benefits for themselves and their eligible spouse and dependents pursuant to this paragraph 4.10(e)(ii). In the case of Severed Employees not listed on Schedule 4.1 to the Company Disclosure Letter, Continuation Benefits will be offered pursuant to this paragraph (e)(ii) for the entire period during which the Company is required under COBRA (or similar state insurance continuation laws) to offer medical benefits (with such period referred to as the "COBRA Coverage Period"). In the case of Severed Employees listed in Schedule 4.1 to the Company Disclosure Letter, Continuation Benefits will be offered pursuant to this paragraph 4.10(e)(ii) for the period from the expiration of the Severed Employee's Severance Period to the end of his or her COBRA Coverage Period. All Continuation Benefits provided to Severed Employees not listed in Schedule
     4.1 to the Company Disclosure Letter and all Continuation Benefits provided after the end of the applicable Severance Period to Severed Employees listed in Schedule 4.1 to the Company Disclosure Letter will be provided solely at the expense of the Severed Employee or eligible spouse or dependent and otherwise on the same terms and conditions generally applicable to COBRA recipients prior to the Closing Date.

             (iii) All Severed Employees participating in the Company's medical expense reimbursement plan at termination will also be eligible for continued participation under that plan at their expense for the COBRA Coverage Period, but in no event beyond the end of the current fiscal year of the plan.

             (iv) The Company may substitute comparable coverage of another insurer for any Continuation Benefit provided through an insurance policy in the event the issuer of such policy shall terminate or decline to renew at generally applicable rates such policy. Maintenance of any of the Continuation Benefits during the Severance Period or the COBRA Coverage Period is also subject to the consent of any insurer providing a policy with respect to such Continuation Benefit if necessary to enable the continued coverage of former employees and their eligible spouses and dependents for the Severance Period or COBRA Coverage Period, as applicable.

             (v) Except as otherwise provided in paragraph (e)(i) above, neither the Parent nor the Purchaser nor the Company will have any liability under this paragraph (e) or otherwise if any Severed Employee or qualified beneficiary fails for any reason to pay any required premiums or other amounts under the applicable Continuation Benefit plan or medical expense reimbursement plan.

             (vi) No Continuation Benefit shall be required to be offered to any spouse or dependent of a Severed Employee if such spouse or dependent would not otherwise be eligible for coverage as a spouse or dependent of an employee.

     4.11 Additional Agreements.

          (a) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement (including consummation of the Merger) and to cooperate with each other in connection with the foregoing.

          (b) Subject to the terms and conditions hereof, each of the parties to this Agreement agrees (i) to obtain all necessary waivers, consents and approvals from other parties to loan agreements, leases, licenses and other contracts, and (ii) to obtain all necessary consents, approvals and authorizations as required to be obtained under any federal, state or foreign law or regulations, including, but not limited to, those required under the HSR Act, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, to effect all necessary registrations and filings, including, but not limited to, filings under the HSR Act and submissions of information requested by Governmental Entities, and to fulfill all conditions to this Agreement.

     4.12 Company Indebtedness. Prior to the Effective Time, the Company shall cooperate with Parent in taking such actions as are reasonably appropriate or necessary in connection with the redemption, prepayment, modification, satisfaction or elimination of any outstanding Indebtedness of the Company or any of its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger and the transactions contemplated by this Agreement and has not been so obtained.

     4.13 Other Actions by the Company. If any "fair price," "moratorium," "control share acquisition," "shareholder protection" or other form of anti-takeover statute, regulation or charter provision or contract is or shall become applicable to the Merger or the transactions contemplated hereby, the

Company and the Board of Directors of the Company shall grant such approvals and take such actions as are necessary under such laws and provisions so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute, regulation, provision or contract on the transactions contemplated hereby.

     4.14 Litigation Cooperation. Promptly upon execution of this Agreement and until the Effective Time, each of the Company, Parent and Purchaser shall cooperate with each other in connection with any litigation by a third party arising out of or in connection with this Agreement or any of the transactions contemplated by this Agreement, and shall take such steps as are necessary to establish successfully a joint defense privilege, including without limitation coordinating all depositions in such actions.

     4.15 Stock Options.

          (a) Immediately prior to the Effective Time, Company and its Subsidiaries shall cancel all outstanding Options (as described in Section 1.7) and shall comply with all requirements regarding income tax withholding in connection therewith. In addition to the foregoing, Company will take all steps necessary to cause the Plans and the ESPP to be terminated on or prior to the Effective Time, and to satisfy Purchaser that no holder of Options or participant in any Plans will have any right to acquire any interest in Company or Purchaser as a result of the exercise of Options or other rights pursuant to such Plans and the ESPP on or after the Effective Time.

          (b) All amounts payable pursuant to this Section 4.15 shall be subject to any required withholding of taxes and shall be paid without interest. The Company shall use its best efforts to obtain all consents of the holders of the Options as shall be necessary to effectuate the foregoing. Notwithstanding anything to the contrary contained in this Agreement, payment shall, at Parent's request, be withheld in respect of any Option until all necessary consents are obtained.

     4.16 Future Filings. The Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Purchaser, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply as to form in all material respects with all applicable requirements of law. The consolidated financial statements of the Company to be included in such reports and statements (excluding any information therein provided by Parent or Purchaser, as to which the Company makes no representation) will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except (i) as otherwise indicated in such financial statements and the notes thereto or (ii) in the case of unaudited interim statements, to the extent permitted under Form 10-Q under the Exchange Act) and will present fairly the consolidated financial position, results of operations and cash flows of the Company as of the dates thereof and for the periods indicated therein (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments). Parent shall deliver to the Company as soon as they become available, true and complete copies of any report or statement mailed by it to the Company's stockholders generally or filed by it with the SEC subsequent to the date of this Agreement and prior to the Effective Time.

     4.17 Section 203 of the DGCL. From and after the date of this Agreement, the Company will not, except as otherwise provided herein, approve any acquisition of shares of Common Stock by any Person which would result in such Person becoming an interested stockholder (as such term is defined in Section 203 of the DGCL) or otherwise be subject to Section 203 of the DGCL.

     4.18 Company Actions Relating to Tax Matters. Without the prior consent of Parent (which shall not be unreasonably withheld and which shall be deemed given if there is no response within twenty business days of a request for consent), neither the Company nor any Subsidiary shall make or change any election, request permission of any Tax authority or to change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or its Subsidiaries, surrender any right to claim a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or its Subsidiaries, if any such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of materially increasing the Tax liability of the Company, any Subsidiary, or the Surviving Corporation (or Parent).

     4.19 Environmental Testing and Accrual.

          (a) Parent and/or Purchaser may cause such additional environmental testing to be conducted at the Bivona Site (as defined in Section 2.21 of the Company Disclosure Letter) by its environmental consultants/engineers (the "Environmental Consultants") as the Environmental Consultants, in their professional judgment, deem necessary or advisable to address the Environmental Contingency (as defined in Section 2.21 of the Company Disclosure Letter). The procedure and scope of work to be followed by Parent and Purchaser and their Environmental Consultants in connection with the additional environmental testing to be conducted at the Bivona Site will be agreed to by the Parent and the Company. The procedure shall include, without limitation, the right of the Company's environmental consultants to be present at any location where the Environmental Consultants take samples in connection with the Environmental Contingency, the right of the Company's environmental consultants to take split samples at any such location, the selection of a testing laboratory satisfactory to the Company and its environmental consultants and the simultaneous providing of laboratory test results to Parent and Purchaser and the Company. Based on the results of such tests and any reporting, remediation or containment recommended by each party's consultants, the parties shall agree on an accrual for the estimated costs and expenses to contain and remediate the contamination and/or pollutants (including any off-site migration) at the Bivona Site to the extent required such that the Bivona Site complies with Environmental Laws and the plan of containment and remediation would receive any required approval of the applicable Indiana regulatory authority (collectively, the "Remediation Standard")(such estimated costs and expenses shall be referred to herein as the "Environmental Estimate"). The following is referred to herein as the "Environmental Accrual": the sum of (i) the Environmental Estimate, as determined pursuant to this Section 4.19; and (ii) in the event the Environmental Estimate exceeds $300,000 and Parent and the Company agree that either (A) or (B) below is appropriate, either (A) the premium required to obtain "cost-cap" insurance covering any costs required above the Environmental Estimate to make the Bivona Site meet the Remediation Standard (the "Environmental Insurance"), the coverage limit of which Environmental Insurance shall be no less than two (2) times the Environmental Estimate, or (B) the difference between the Environmental Estimate and the total fixed price (the "Fixed Price") for which an environmental consultant/engineer satisfactory to Parent and the Company agrees (1) to execute and complete a plan of containment and remediation meeting the Remediation Standard in a manner such that the Bivona Site meets the Remediation Standard and (2) to guarantee any cost over such Fixed Price. Any election between (A) and (B) above shall be in the Company's sole discretion.

          (b) If the parties are unable to agree on the Remediation Standard and/or the Environmental Estimate and/or the Environmental Accrual, the parties will select a third independent environmental consultant/engineer (the "Third Consultant") to review the parties' proposed Remediation Standards, Environmental Estimates and Environmental Accruals. The Third Consultant shall be instructed (i) to make its own determination of the Remediation Standard and Environmental Estimate and Environmental Accrual meeting the requirements of paragraph (a) above (including a determination whether or not (A) or (B) in paragraph (a) above is appropriate, and the coverage limits of Environmental Insurance, if any, to be obtained) within fourteen (14) days after selection by the parties and (ii) that its Environmental Accrual is to be a fixed number (as compared to a range of numbers) representing the Third Consultant's best estimate of the costs and expenses referred to in paragraph (a) above, but the Third Consultant's estimate of the Environmental Accrual is to fall within the range represented by the parties' respective proposals for the Environmental Accrual. The Parent and the Company and their environmental consultants shall meet with the Third Consultant as requested to discuss the bases of their respective proposals. The Third Consultant's determination of the Remediation Standard and the Environmental Estimate and the Environmental Accrual will be final and binding on the parties thereto.

                                   ARTICLE V

                              CONDITIONS OF MERGER

     5.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of each of the following conditions:

         (a) This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company.

         (b) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

         (c) No temporary restraining order, preliminary or permanent injunction, judgment or other order, decree or ruling nor any statute, rule, regulation or order shall be in effect which would make the acquisition or holding by Parent or its affiliates of Shares or shares of Common Stock of the Surviving Corporation illegal or otherwise prevent the consummation of the Merger.

         (d) The parties shall not have agreed pursuant to Section 4.19(a) that the Environmental Accrual (as defined in Section 4.19) exceeds $1,000,000 and the Third Consultant shall not have determined pursuant to Section 4.19(b) that the Environmental Accrual exceeds $1,000,000; provided that, in the event that the parties or the Third Consultant so determine that the Environmental Accrual exceeds $1,000,000, this paragraph (d) shall not be a condition to the Company's obligations to consummate the Merger if the Parent agrees that the Environmental Accrual will be fixed and limited to $1,000,000 for purposes of the calculation of Net Current Assets pursuant to Section 1.6(f)(ii)(x) above.

     5.2. Conditions Precedent to Parent's and Purchaser's Obligations.
Parent and Purchaser shall be obligated to perform the acts contemplated for performance by them under Article 1 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by Parent and Purchaser:

          (a) The representations and warranties of the Company set forth in
Article 2 shall, individually and in the aggregate, be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and except for changes required by this Agreement.

          (b) The Company shall have performed and complied (i) in all respects its covenants under Section 4.1(d)(i), Section 4.1(c), Section 4.2 and Section
4.15 and (ii) in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all other covenants and agreements contained in this Agreement required to be performed or complied with by it on or before the Closing Date.

          (c) Since the date of this Agreement, there shall not have been the occurrence of any event or condition that has had or could reasonably be expected to have a Material Adverse Effect other than (i) changes relating to the economy in general or the industries of the Company and its Subsidiaries in general and not specifically relating to the Company or any of its Subsidiaries or (ii) changes due to the disruption of the Company's or its Subsidiary's businesses as a result of any rumors, speculation, or announcement of a potential merger involving the Company or the execution of this Agreement or the Merger or (iii) changes related to the Environmental Contingency.

          (d) The Company shall have executed and delivered to Purchaser and Parent at and as of the Closing a certificate, duly executed by the Company's President and Chief Financial Officer, in form and substance reasonably satisfactory to Parent and Parent's counsel, certifying that to such officers' knowledge, the conditions specified in (a), (b) and (c) have been satisfied.

          (e) The aggregate NOLs existing immediately prior to the Effective Time shall not be less than $7,500,000.

     5.3. Conditions to Obligation of the Company. The Company shall be obligated to perform the acts contemplated for performance by it under Article 1 only if each of the following conditions is satisfied at or prior to the Closing Date, unless any such condition is waived in writing by the Company:

          (a) The representations and warranties of the Parent and Purchaser set forth in Article 3 shall, individually and in the aggregate, be true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of the Closing Date with the same force and effect as though made again at and as of the Closing Date, except for any representations and warranties that address matters only as of a particular date (which shall remain true and correct in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable representation or warranty) as of such date) and except for changes required by this Agreement.

          (b) The Parent and Purchaser shall have performed and complied in all material respects (without giving duplicative effect to any materiality qualification contained in the applicable obligation) with all covenants and agreements contained in this Agreement required to be performed or complied with by them on or before the Closing Date.

          (c) The Parent and Purchaser shall have executed and delivered to the Company at and as of the Closing a certificate, duly executed by the Parent's and Purchaser's Presidents and Chief Financial Officers, in form and substance reasonably satisfactory to the Company and the Company's counsel, certifying that to such officers' knowledge, the conditions specified in (a) and (b) have been satisfied.

          (d) The Parent shall have received the financing referred to in
Section 3.4 or other financing sufficient for it to perform its obligations under this Agreement.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     6.1 Termination. This Agreement may be terminated, at any time prior to the Effective Time, whether before or after approval by the stockholders of the
Company:

         (a) by mutual written agreement of the Boards of Directors of Parent and the Company; or

         (b) by either Parent or Company:

             (i) if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

             (ii) if there has been a material breach by the other party of any representation, warranty, covenant or agreement set forth in this Agreement and such breach is capable of being cured and is cured prior to the Closing Date, except with respect to any breach of Section 4.6, which must be cured within five (5) days after written notice from the Parent specifying such breach;

         (c) by Parent, if the Board of Directors of the Company or any committee thereof shall have approved or recommended an Acquisition Proposal by a third party, or withdrawn or modified in a manner adverse to Parent or Purchaser its approval or recommendation of this Agreement or the transactions contemplated hereby, or failed to mail the Proxy Statement to its stockholders or failed to include in such Proxy Statement such recommendation (including the recommendation that the stockholders of the Company vote in favor of the Merger); or publicly resolved to do any of the foregoing; or

         (d) by the Company, pursuant to Section 4.6, in the event the Company has complied with all the provisions of Section 4.6 and has determined to accept a Superior Proposal; provided that (A) at the time of terminating this Agreement pursuant to this Section 6.1(d), the Company pay the Break-Up Fee referred to in Section 6.3(b), (B) the Company shall have provided Parent with forty-eight (48) hours' prior written notice of the Company's decision to so terminate (the "Company Termination Notice"); and (C) the stockholders of the Company that are parties to the Stockholder Agreement shall continue to be bound thereby. The Company Termination Notice shall indicate in reasonable detail the terms and conditions of such Superior Proposal, including, without limitation, the amount and form of the proposed consideration and whether such Superior Proposal is subject to any material conditions.

         (e) by either the Company or the Parent in the event the Effective Time has not occurred by the later to occur of (i) July 31, 1999, and (ii) 60 days after the later of the clearance by the SEC of the Proxy Statement or the expiration or termination of the waiting period (including any extensions) under the HSR Act (with such date referred to as the "Outside Date").

     6.2 Procedure and Effect of Termination. In the event of the termination of this Agreement by the Company or Parent or both of them pursuant to Section 6.1, the terminating party shall provide written notice of such termination to the other party and this Agreement shall forthwith become void and there shall be no liability on the part of Parent, Purchaser or the Company, except as set forth in this Section 6.2 and in Sections 4.3(b) and 6.3 of this Agreement. The foregoing shall not relieve any party for liability for damages actually incurred as a result of any breach of this Agreement. The Confidentiality Agreement and Sections 4.3(b), 6.2, 6.3, 7.2, 7.3 and 7.5 of this Agreement shall survive the termination of this Agreement.

     6.3 Fees and Expenses. (a) Except as otherwise provided in this Agreement and whether or not the transactions contemplated by this Agreement are consummated, all costs and expenses incurred in connection with the transactions contemplated by this Agreement shall be paid by the party incurring such expenses. Parent and Purchaser understand and agree that the Company will pay at the Closing its financial advisory, legal and accounting expenses, including without limitation all amounts owed to the Company's Financial Advisor.

         (b) In the event that the Parent terminates this Agreement pursuant to
Section 6.1(c) or the Company terminates this Agreement pursuant to Section 6.1(d), then the Company shall pay to the Parent the amount of $500,000 as reimbursement of the Parent's expenses and as liquidated damages (the "Break-Up Fee"). Any such payment shall be made within three (3) business days after a termination pursuant to Section 6.1(c) or at the time of any termination pursuant to Section 6.1(d).

     6.4 Amendment. This Agreement may be amended by each of the parties by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that (i) such amendment shall be in writing signed by all of the parties, and (ii) after adoption of this Agreement and the Merger by the stockholders of the Company, no amendment may be made without the further approval of the stockholders of the Company which reduces the Per Share Merger Consideration or changes the form thereof or changes any other terms and conditions of this Agreement if the changes, alone or in the aggregate, would materially adversely affect the stockholders of the Company.

     6.5 Waiver. At any time prior to the Effective Time, whether before or after the Special Meeting, any party hereto, by action taken by its Board of Directors, may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto or (ii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer of such party. Notwithstanding the above, any waiver given shall not apply to any subsequent failure of compliance with agreements of the other party or conditions to its own obligations.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     7.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given, or made as of the date delivered if sent via telecopier or delivered personally (including, without limitation, delivery by commercial carrier warranting next-day delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by similar notice, except that notices of changes of address shall be effective upon receipt):

         (a) If to Company:

             UroQuest Medical Corporation
             173 Constitution Drive
             Menlo Park, CA  94025
             Telecopier No.:  (650) 463-5181

             With copies to:

             Wilson Sonsini Goodrich & Rosati
             Professional Corporation
             650 Page Mill Road
             Palo Alto, California 94304
             Attention: Christopher J. Ozburn
             Telecopier No.: (650) 493-6811

         (b) If to Parent or Purchaser:

              Chemfab Corporation
              701 Daniel Webster Highway
              Merrimack, NH  03054
              Telecopier No.: (603) 424-4161

              With copies to:

              Bingham Dana LLP
              150 Federal Street
              Boston, Massachusetts 02110
              Attention:  John R. Utzschneider
              Telecopier No.: (617) 951-8736

     7.3 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.4 Representations and Warranties, etc. The respective representations and warranties of the Company, Parent and Purchaser contained herein shall survive until, and shall expire with, and be terminated and extinguished upon the earlier to occur of (a) the termination of this Agreement pursuant to
Section 6.1 and (b) the Closing Date. This Section 7.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the consummation of the Merger.

     7.5 Miscellaneous. This Agreement, the documents delivered pursuant hereto or in connection herewith and the Confidentiality Agreement (i) constitute the entire agreement and supersede all other prior agreements and undertakings, both written and oral (including, without limitation, any agreement or proposed agreement relating to the timing of execution of this Agreement and the payment of any amount in connection therewith), among the parties, or any of them, with respect to the subject matter hereof, (ii) are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, (iii) may not be assigned, except that Purchaser may assign its rights hereunder in whole or in part to one or more direct or indirect Subsidiaries or affiliates of Parent which, in written instruments reasonably satisfactory to the Company, shall agree to make all representations and warranties of Purchaser set forth herein and shall agree to assume all of such party's obligations hereunder and be bound by all of the terms and conditions of this Agreement and Purchaser and Parent may assign this Agreement to their lenders as collateral security; provided, however, that no such assignment shall relieve the assignor of its obligations hereunder, and (iv) shall be governed by and construed in accordance with the laws of the State of Delaware (without reference to choice of law rules). This Agreement may be executed in one or more counterparts which together shall constitute a single agreement.

     IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                    CHEMFAB CORPORATION


                                    By: /s/ John W. Verbicky
                                        ------------------------------
                                        John W. Verbicky, President


                                    UROK ACQUISITION CORP.


                                    By: /s/ John W. Verbicky
                                        ------------------------------
                                        John W. Verbicky, President


                                   UROQUEST MEDICAL CORPORATION


                                    By: /s/ Terry Spraker
                                        ------------------------------
                                        Terry Spraker, President

                                                                 EXHIBIT A

                          STOCKHOLDER VOTING AGREEMENT


     THIS STOCKHOLDER VOTING AGREEMENT (this "Agreement") is made and entered into as of June 3, 1999, by and among Chemfab Corporation, a Delaware corporation ("Parent"), UroQuest Medical Corporation, a Delaware corporation (the "Company"), and the undersigned (the "Stockholders").

     WHEREAS, the Stockholders desire that Parent, UROK Acquisition Corp., a wholly owned subsidiary of Parent ("Sub"), and the Company enter into an Agreement and Plan of Merger dated the date hereof (as the same may be amended or supplemented, the "Merger Agreement") with respect to the merger of Sub with and into the Company (the "Merger"); and

     WHEREAS, the Stockholders and the Company are executing this Agreement as an inducement to Parent to enter into and execute, and to cause Sub to enter into and execute, the Merger Agreement;

     NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement and the mutual covenants, conditions and agreements contained herein and therein, the parties agree as follows:

     1. Representations and Warranties.

        (a) Each Stockholder represents and warrants to Parent as follows:

            (i) The Stockholder is the record and beneficial owner of the number of shares (the "Stockholder's Shares") of capital stock, $0.001 par value, of the Company ("Company Capital Stock") set forth below such Stockholder's name on the signature page hereof. This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

            (ii) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which the Stockholder is a party or bound or to which the Stockholder's Shares are subject. If the Stockholder is married and the Stockholder's Shares constitute community property, this Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, the Stockholder's spouse, enforceable against such person in accordance with its terms. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to the Stockholder or the Stockholder's Shares.

            (iii) The Stockholder's Shares and the certificates representing the Stockholder's Shares are now, and at all times during the term hereof will be, held by the Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, security interests, proxies, voting trusts or voting agreements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

            (iv) No broker, investment banker, financial adviser or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Stockholder.

            (v) The Stockholder understands and acknowledges that Parent is entering into, and causing Sub to enter into, the Merger Agreement in reliance upon the Stockholder's execution and delivery of this Agreement. The Stockholder acknowledges that the irrevocable proxy set forth in Section 4 and the option in Section 5 are granted in consideration for the execution and delivery of the Merger Agreement by Parent and Sub.

         (b) Parent represents and warrants to each of the Stockholders as follows:

            (i) This Agreement has been duly authorized, executed and delivered by, and constitutes a valid and binding agreement of, Parent, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application respecting creditors' rights and by general equitable principles.

            (ii) Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, the Certificate of Incorporation or Bylaws of Parent or any contract, trust, commitment, agreement, understanding, arrangement to which Parent is a party or bound or to which Parent is subject.

     2. Voting Agreements. Each Stockholder agrees with, and covenants to, Parent as follows:

         (a) At any meeting of stockholders of the Company called to vote upon the Merger and the Merger Agreement or at any adjournment thereof or in any other circumstances upon which a vote, consent or other approval with respect to the Merger and the Merger Agreement is sought (the "Stockholders' Meeting"), the Stockholder shall vote (or cause to be voted) the Stockholder's Shares in favor of the Merger, the execution and delivery by the Company of the Merger Agreement, and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which their vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Stockholder's Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement (each of the foregoing in clause (i) or (ii) above, a "Competing Transaction").

     3. Covenants. Each Stockholder agrees with, and covenants to, Parent that such Stockholder shall not (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Stockholder's Shares or any interest therein, except pursuant to the Merger; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Stockholder's Shares or any interest therein;
(iii) grant any proxy, power of attorney or other authorization in or with respect to such shares, except for this Agreement; (iv) deposit such shares into a voting trust or enter into a voting agreement or arrangement with respect to such shares; (v) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to an Acquisition Proposal (as defined in the Merger Agreement); or (vi) in the event of any unsolicited proposed Acquisition Proposal, engage in negotiations with or discussions with, or provide any information or data to, any person or entity (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal, except as expressly permitted by Section 4.6 of the Merger Agreement; provided, that the Stockholder may transfer (as defined above) any of the Stockholder's Shares to any other person or entity who is on the date hereof, or to any family member of a person or to any charitable institution which prior to the Stockholders Meeting and prior to such transfer becomes, a party to this Agreement bound by all the obligations of the "Stockholder" hereunder.

     4. Grant of Irrevocable Proxy; Appointment of Proxy.

        (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and John W. Verbicky, Chief Executive Officer of Parent, and Moosa E. Moosa, Chief Financial Officer of Parent, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, the Stockholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Stockholder's Shares, or grant a consent or approval in respect of the Stockholder's Shares (i) in favor of the Merger, the execution and delivery of the Merger Agreement and approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement, and (ii) against any Competing Transaction.

        (b) Each Stockholder represents that any proxies heretofore given in respect of the Stockholder's Shares are not irrevocable, and that any such proxies are hereby revoked.

        (c) Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 4 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. Each Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Stockholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of Section 212 of the Delaware General Corporation Law.

     5. Option to Acquire Shares. In the event that the Merger Agreement is terminated by Parent in accordance with Section 6.1(c) of the Merger Agreement or by the Company in accordance with Section 6.1(d) of the Merger Agreement, at the option of Parent, the Stockholders shall sell to Parent or an affiliate of Parent all of the Shares, as well as any other shares of Company Capital Stock of which the Stockholder acquires beneficial ownership and sole voting power, at a purchase price equal to the Per Share Merger Consideration (as defined in the Merger Agreement). The Company agrees that it will cooperate with the Parent in order to prepare a calculation of the Per Share Merger Consideration as of the Notice Date referred to below. In the event that Parent is entitled to and wishes to purchase all or some of the Shares, Parent shall give the Stockholders written notice (the date of which being herein referred to as the "Notice Date") within ten (10) days of the termination of the Merger Agreement specifying (i) the total number of Shares it will purchase, and (ii) a place and date not earlier than three (3) business days nor later than sixty (60) business days from the Notice Date for the closing of such purchase (the "Closing"); provided that if prior notification to or approval of any regulatory agency is required in connection with such purchase, Parent and the Stockholders shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. The term "business day" for purposes of this Agreement means any day, excluding Saturdays, Sundays and any other day that is a legal holiday in the State of New Hampshire or the State of California or a day on which banking institutions in the State of New Hampshire or the State of California are authorized by law or executive order to close. At the Closing, Parent shall pay to each Stockholder the aggregate purchase price for the Shares purchased from such Stockholder pursuant to this Section 5 in immediately available funds by a wire transfer to a bank account designated by such Stockholder. At such Closing, simultaneously with the delivery of immediately available funds as provided in this Section 5, the Stockholders shall deliver to Parent the certificate or certificates representing the number of Shares held by the Stockholders and any other documents reasonably requested by Parent to effect the transfer of the Shares from the Stockholders to Parent.

     6. Certain Events. Each Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of any or all of the Stockholder's Shares shall pass, whether by operation of law or otherwise, including without limitation the Stockholder's successors or assigns. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Company Capital Stock, or the acquisition of additional shares of Company Capital Stock or other voting securities of the Company by any Stockholder, the number of the Stockholder's Shares subject to the terms of this Agreement shall be adjusted appropriately and this Agreement and the obligations hereunder shall attach to any additional shares of Company Capital Stock or other voting securities of the Company issued to or acquired by the Stockholder.

     7. Stop Transfer. The Company agrees with, and covenants to, Parent that the Company shall not register the transfer of any certificate representing any of the Stockholder's Shares, unless such transfer is made to Parent or Sub or otherwise in compliance with this Agreement.

     8. Further Assurances. Each Stockholder shall, upon request of Parent, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Stockholder's Shares as contemplated by Section 4 in Parent and the other irrevocable proxies described therein at the expense of Parent.

     9. Termination. This Agreement, and all rights and obligations of the parties hereunder; shall terminate, and the proxy granted under paragraph 4 shall expire, upon the later of (i) the termination of the Merger Agreement pursuant to and in accordance with Section 6.1(a) or Section 6.1(b)(i) thereof or (ii) the Outside Date (as defined in the Merger Agreement); provided, however, (A) that if the Company terminates the Merger Agreement pursuant to and in accordance with Section 6.1(b)(ii) thereof, then this Agreement shall terminate immediately, and/or (B) that if Parent terminates the Merger Agreement pursuant to and in accordance with Section 6.1(c) of the Merger Agreement, then this Agreement shall terminate immediately, and/or (C) no termination of the Merger Agreement pursuant to Section 6.1(c) or Section 6.1(d) will affect Parent's rights under Section 5 of this Agreement if it exercises its option within fifteen (15) days after such termination.

     10. Indemnification. In the event that the Merger occurs, then commencing at the Effective Time (as defined in the Merger Agreement), Parent shall indemnify and hold harmless the Stockholders and the Stockholders' affiliates, agents, advisers and representatives (the "Indemnified Parties") against and from any costs, expenses (including reasonable attorneys' fees), settlement payments, claims, demands, judgments, fines, penalties, losses, damages and liabilities incurred in connection with any claim, suit, action or proceeding (whether asserted, commenced or arising before or after the Effective Time) that arises directly or indirectly from or relates directly or indirectly to
(a) execution, delivery or performance of this Agreement, or (b) any of the transactions contemplated by this Agreement; provided, that the Parent shall not be obligated to indemnify the Indemnified Parties with respect to any claim, suit, action or proceeding to the extent it arises out of or relates to any breach or alleged breach of any representation or warranty or covenant in this Agreement by the Company or any Stockholder or any breach or alleged breach by the Company of any representation or warranty or covenant in the Merger Agreement. In the event any such claim, suit, action or proceeding is asserted or commenced against any Indemnified Party, (i) Parent shall advance and pay the reasonable fees and expenses of any counsel retained by such Indemnified Party in connection with such claim, suit, action or proceeding promptly after receipt of a request therefor from such Indemnified Party, and
(ii) Parent shall cooperate with such Indemnified Party and such Indemnified Party's counsel in the defense of such claim, suit, action or proceeding.

     11. Enforcement Costs. If any party institutes an action for the enforcement of this Agreement, the prevailing party shall be entitled to reimbursement on demand of all costs and expenses of such action including reasonable legal fees.

     12. Miscellaneous.

         (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to them in the Merger Agreement.

         (b) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice): (i) if to Parent, to the address provided in the Merger Agreement; and (ii) if to a Stockholder, to its address shown below its signature on the last page hereof.

         (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) This Agreement may be executed in two or more counterparts, each of which shall be considered an original hereof and one and the same agreement.

         (e) This Agreement (including the documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

         (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

         (g) Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise, by any of the parties without the prior written consent of the other parties, except as expressly contemplated by the proviso to Section 3. Any assignment in violation of the foregoing shall be void.

         (h) Each Stockholder agrees that irreparable damage would occur and that Parent would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches by any Stockholder of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit such party to the personal jurisdiction of any Federal court located in the State of Delaware or any State of Delaware state court in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that such party will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iii) agrees that such party will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a Federal court sitting in the State of Delaware or a Delaware state court. The foregoing remedies are in addition to, and not in lieu of, any payment required to be made by the Company pursuant to the terms of the Merger Agreement.

         (i) If any term, provision, covenant or restriction herein, or the application thereof to any circumstance, shall, to any extent, be held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions herein and the application thereof to any other circumstances, shall remain in full force and effect, shall not in any way be affected, impaired or invalidated, and shall be enforced to the fullest extent permitted by law.

         (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

     IN WITNESS WHEREOF, the undersigned parties have executed and delivered this Agreement as of the day and year first above written.

                                      CHEMFAB CORPORATION


                                      By:_____________________________
                                         Name:________________________
                                         Title:_______________________


                                      UROQUEST MEDICAL CORPORATION


                                      By:_____________________________
                                         Name:________________________
                                         Title:_______________________


                                      STOCKHOLDERS:

                                      ________________________________
                                      Name:___________________________
                                      Address:________________________

                                      Number of Shares
                                      Beneficially Owned:_____________

                                                                    EXHIBIT B


                             CERTIFICATE OF MERGER

                                       OF

                             UROK ACQUISITION CORP.

                                      AND

                          UROQUEST MEDICAL CORPORATION

It is hereby certified that:

     1. The constituent business corporations participating in the merger herein certified are:

     (i) UROK ACQUISITION CORP., which is incorporated under the laws of the State of Delaware; and

     (ii) UROQUEST MEDICAL CORPORATION, which is incorporated under the laws of the State of Delaware.

     2. A Merger Agreement has been approved, adopted, certified, executed, and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 251 of the General Corporation Law of the State of Delaware.

     3. The name of the surviving corporation in the merger herein certified is UROQUEST MEDICAL CORPORATION, which will continue its existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the General Corporation Law of the State of Delaware.

     4. The Certificate of Incorporation of UROQUEST MEDICAL CORPORATION shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with the provisions of the General Corporation Law of the State of Delaware.

     5. The executed Merger Agreement between the aforesaid constituent corporations is on file at the principal place of business of the aforesaid surviving corporation, the address of which is as follows:

             UroQuest Medical Corporation
             173 Constitution Drive
             Menlo Park, California 94025

     6. A copy of the aforesaid Merger Agreement will be furnished by the aforesaid surviving corporation, on request, and without cost, to any stockholder of each of the aforesaid constituent corporations.

     7. The Merger Agreement between the aforesaid constituent corporations provides that the merger herein certified shall be effective on ________, 1999.


Dated: _______, 1999


                                       UROK ACQUISITION CORP.



                                       By:_____________________________
                                          Name:
                                          Title:



                                       UROQUEST MEDICAL CORPORATION



                                       By:_____________________________
                                          Name:
                                          Title:

                                                                 Exhibit 99.1

Chemfab Corporation
701 Daniel Webster Highway, P.O. Box 1137
Merrimack, New Hampshire 03054-1137 U.S.A.
Telephone: (603) 424-9000
Telefax: (603) 424-9028

FOR IMMEDIATE RELEASE


                     CHEMFAB CORPORATION ACQUIRES UROQUEST

     MERRIMACK, NEW HAMPSHIRE, June 3,1999 Chemfab Corporation (NYSE:CFA) and UroQuest Medical Corporation (NASDAQ:UROQ) of Menlo Park, CA, today announced that they have entered into a definitive agreement whereby Chemfab would acquire UroQuest in a cash merger valued at $29 million. The transaction is expected to close in the first quarter of Chemfab's fiscal year 2000.

     UroQuest Medical Corporation and its wholly owned subsidiary Bivona Medical Technologies have consolidated annual revenues of approximately $19 million. Bivona Medical Technologies, located in Gary, lndiana, accounts for virtually all of UroQuest Medical Corporation's consolidated revenues. Bivona. Medical Technologies designs, manufactures and markets proprietary disposable silicone elastomer products and silicone elastomer components used in products serving the healthcare and personal care industry, and is a market leader in the design and manufacture of silicone elastomer products for airway management applications.

     Commenting on the merger, Dr. John W. Verbicky, Chemfab's President and Chief Executive Officer said, "We view the acquisition of UroQuest and Bivona as a transitional acquisition which significantly enhances Chemfab's position in high performance elastomers and our ability to participate in the medical and healthcare markets. The transaction also moves us forward in realizing our strategic vision to expand the scope and breadth of our business. With this acquisition, High Performance Elastomers will represent nearly 20% of Chemfab's consolidated revenues." Dr. Verbicky added, "We are extremely pleased with the Bivona management team that will be joining the Chemfab organization and we expect the acquisition to be accretive in fiscal year 2000. Bivona Medical Technologies will continue to serve its existing customers as the Company continues to grow."

     Chemfab Corporation is a world leader in the design, manufacture, fabrication and marketing of value added polymer-based products which deliver outstanding performance in severe service and highly specialized operating environments. Chemfab manufactures a broad range of reinforced and unreinforced products based on high performance polymer materials including fluoroplastics, fluoroelastomers, silicone elastomers and adhesives. The Company's products include laminates, films, coated fabrics, and tapes. The Company also produces molded polymer products and fabricated finished articles from roll goods. Worldwide end use applications are in the food processing, biomedical, protective clothing, electronics, communications, aerospace, architectural and other industrial markets and applications.

FOR FURTHER INFORMATION, CONTACT:         Moosa E. Moosa
                                          Vice President-Finance, Treasurer
                                          and Chief Financial Officer
                                          CHEMFAB CORPORATION
                                          701 Daniel Webster Highway
                                          P.O. Box 1137
                                          Merrimack, New Hampshire 03054
                                          (603) 424-9000, Ext. 2302
                                          E-Mail: moosa@chemfab.com



NOTE: This press release contains forwardlooking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may offer materially from those projected or suggested due to certain risks and uncertainties, including resolution of acquisition and financing contingencies, transition and assimilation issues in the acquisition process, customer reaction to the acquisition, and operational and other risks relating to the combination of separate businesses. Additional information concerning certain other risks and uncertainties that could cause actual results to differ materially from those projected or suggested, is contained in the Company's other press releases and filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or the Company upon request. The forwardlooking statements contained herein represent the Company's judgment as of the date of this release, and the Company cautions readers not to place undue reliance on such statements.